UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant ☒
Filed by a party other than the Registrant ☐
Check the appropriate box:
☒    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material Pursuant to §240.14a-12

AURORA INNOVATION, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒    No fee required.
☐    Fee paid previously with preliminary materials.
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION
1654 Smallman Street
Pittsburgh, Pennsylvania 15222
(888) 583-9506
[•], 2024
Dear Fellow Stockholders:
We are pleased to invite you to attend the annual meeting of stockholders of Aurora Innovation, Inc., to be held on May 23, 2024 at 1:00 p.m., Eastern Time. The 2024 annual meeting will be conducted virtually via live audio webcast. You will be able to attend the annual meeting virtually by visiting www.virtualshareholdermeeting.com/AUR2024.
The attached formal meeting notice and proxy statement contain details of the business to be conducted at the annual meeting.
Your vote is important. Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the annual meeting. Therefore, we urge you to vote and submit your proxy promptly via the Internet, telephone or mail.
On behalf of our Board of Directors, we would like to express our appreciation for your continued support of and interest in Aurora.
Sincerely,
Chris Urmson
Co-Founder, Chief Executive Officer and Chairman

AURORA INNOVATION, INC.
1654 Smallman Street
Pittsburgh, Pennsylvania 15222
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	1:00 p.m., Eastern Time, on May 23, 2024

Virtual Location
The annual meeting of stockholders of Aurora Innovation, Inc. (the “Company”) will be conducted virtually via live audio webcast. You will be able to attend the annual meeting virtually by visiting www.virtualshareholdermeeting.com/AUR2024, where you will be able to listen to the meeting live, submit questions and vote online during the meeting. You will need to have your 16-digit control number included on your proxy card or the instructions that accompanied your proxy materials in order to join the annual meeting.

Items of Business
•To elect Brittany Bagley, Reid Hoffman and Claire D’Oyly-Hughes Johnson as Class III directors to hold office until our 2027 annual meeting of stockholders and until their respective successors are elected and qualified.
•To approve an amendment to our Certificate of Incorporation to reflect recently adopted Delaware law provisions regarding officer exculpation.
•To approve, on an advisory basis, the compensation of our named executive officers.
•To approve, on an advisory basis, the frequency of future stockholder advisory votes on the compensation of our named executive officers.
•To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024.
•To transact other business that may properly come before the annual meeting or any adjournments or postponements thereof.

Record Date
Close of business on April 1, 2024
Only stockholders of record as of the close of business on April 1, 2024 are entitled to notice of and to vote at the annual meeting.
A list of stockholders of record will be available for inspection by stockholders of record during normal business hours for a period of ten days ending on the day before the annual meeting for any purpose germane to the meeting at our corporate headquarters at 1654 Smallman Street, Pittsburgh, Pennsylvania 15222. For access to the stockholder list, please contact us at notices@aurora.tech.

Availability of Proxy Materials
The Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement, notice of annual meeting, form of proxy and our annual report, is first being sent or given on or about April [•], 2024 to all stockholders entitled to vote at the annual meeting as of the record date.
The proxy materials and our annual report can be accessed as of April [•], 2024 by visiting www.proxyvote.com.

Voting	Your vote is important. Whether or not you plan to attend the annual meeting, we urge you to submit your proxy or voting instructions via the Internet, telephone or mail as soon as possible.

By order of the Board of Directors,

Nolan Shenai
General Counsel
Pittsburgh, Pennsylvania
[•], 2024

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR ANNUAL MEETING	1
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	9
Composition of the Board	9
Nominees for Director	9
Continuing Directors	10
Director Independence	12
Board Leadership Structure	13
Role of Board in Risk Oversight Process	13
Corporate Social Responsibility	13
Board Committees	14
Attendance at Board and Stockholder Meetings	16
Executive Sessions of Non-Employee Directors	16
Compensation Committee Interlocks and Insider Participation	16
Considerations in Evaluating Director Nominees	16
Stockholder Recommendations and Nominations to our Board of Directors	17
Communications with the Board of Directors	17
Policy Prohibiting Hedging or Pledging of Securities	18
Corporate Governance Guidelines and Code of Conduct and Ethics	18
Director Compensation	19
PROPOSAL NO. 1: ELECTION OF CLASS III DIRECTORS	21
Nominees	21
Vote Required	21
Board Recommendation	21
PROPOSAL NO. 2: AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO REFLECT RECENTLY ADOPTED DELAWARE LAW PROVISIONS REGARDING OFFICER EXCULPATION	22
Vote Required	22
Board Recommendation	23
PROPOSAL NO. 3: NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	24
Vote Required	24
Board Recommendation	24
PROPOSAL NO. 4: NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF FUTURE STOCKHOLDER ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	25
Vote Required	25
Board Recommendation	25
PROPOSAL NO. 5: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	26
Change in Certifying Accountant	26
Fees Paid to the Independent Registered Public Accounting Firm	27
Auditor Independence	27
Audit Committee Policy on Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm	27
Vote Required	27
Board Recommendation	28
REPORT OF THE AUDIT COMMITTEE	29
EXECUTIVE OFFICERS	30

AURORA INNOVATION, INC.
PROXY STATEMENT
FOR 2024 ANNUAL MEETING OF STOCKHOLDERS
To be held at 1:00 p.m., Eastern Time, on May 23, 2024
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR ANNUAL MEETING
What is Aurora’s relationship to Reinvent Technology Partners Y?
The original Aurora Innovation, Inc., now named Aurora Operations, Inc. (together with Aurora Innovation Holdings, Inc., its immediate parent holding company, “Legacy Aurora”) was founded in 2017. On November 3, 2021, Legacy Aurora consummated a business combination (the “Business Combination”) with Reinvent Technology Partners Y, our legal predecessor and a special purpose acquisition company (“RTPY”), whereby Legacy Aurora became a wholly owned subsidiary of RTPY, and RTPY changed its name to Aurora Innovation, Inc., a Delaware corporation. As used in this proxy statement, references to “Aurora,” “the Company,” “we,” “us,” “our” and other similar terms refer to Legacy Aurora prior to the Business Combination and to Aurora Innovation, Inc. (formerly Reinvent Technology Partners Y) and its consolidated subsidiaries after giving effect to the Business Combination.
Why am I receiving these materials?
This proxy statement and the form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2024 annual meeting of stockholders of the Company and any postponements, adjournments or continuations thereof. The annual meeting will be held on May 23, 2024 at 1:00 p.m., Eastern Time. The annual meeting will be conducted virtually via live audio webcast. You will be able to attend the annual meeting virtually by visiting www.virtualshareholdermeeting.com/AUR2024, where you will be able to listen to the meeting live, submit questions and vote online during the meeting.
The Notice of Internet Availability of Proxy Materials, or Notice of Internet Availability, containing instructions on how to access this proxy statement, the accompanying notice of annual meeting and form of proxy, and our annual report, is first being sent or given on or about April [•], 2024 to all stockholders of record as of the close of business on April 1, 2024. The proxy materials and our annual report can be accessed as of April [•], 2024 by visiting www.proxyvote.com. If you receive a Notice of Internet Availability, then you will not receive a printed copy of the proxy materials or our annual report in the mail unless you specifically request these materials. Instructions for requesting a printed copy of the proxy materials and our annual report are set forth in the Notice of Internet Availability.
What proposals will be voted on at the annual meeting?
The following proposals will be voted on at the annual meeting:
•the election of Brittany Bagley, Reid Hoffman and Claire D’Oyly-Hughes Johnson as Class III directors to hold office until our 2027 annual meeting of stockholders and until their respective successors are elected and qualified;
•the approval of an amendment to our Certificate of Incorporation to reflect recently adopted Delaware law provisions regarding officer exculpation;
•the approval, on an advisory basis, of the compensation of our named executive officers;

•the approval, on an advisory basis, of the frequency of future stockholder advisory votes on the compensation of our named executive officers; and
•the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024.
As of the date of this proxy statement, our management and board of directors were not aware of any other matters to be presented at the annual meeting.
How does the board of directors recommend that I vote on these proposals?
Our board of directors recommends that you vote your shares:
•“FOR” the election of Brittany Bagley, Reid Hoffman and Claire D’Oyly-Hughes Johnson as Class III directors;
•“FOR” the approval of an amendment to our Certificate of Incorporation to reflect recently adopted Delaware law provisions regarding officer exculpation;
•“FOR” the approval, on an advisory basis, of the compensation of our named executive officers;
•“ONE YEAR” for the approval, on an advisory basis, of the frequency of future stockholder advisory votes on the compensation of our named executive officers; and
•“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024.
Who is entitled to vote at the annual meeting?
Holders of our Class A common stock and Class B common stock as of the close of business on April 1, 2024, the record date for the annual meeting, may vote at the annual meeting. As of the record date, there were [•] shares of our Class A common stock outstanding and [•] shares of our Class B common stock outstanding. Our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of Class A common stock is entitled to one vote on each matter properly brought before the annual meeting and each share of Class B common stock is entitled to ten votes on each matter properly brought before the annual meeting. Our Class A common stock and Class B common stock are collectively referred to in this proxy statement as our common stock.
Stockholders of Record. If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, then you are considered the stockholder of record with respect to those shares, and the Notice of Internet Availability was sent directly to you by us. As a stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote on your own behalf at the annual meeting. Throughout this proxy statement, we refer to these holders as “stockholders of record.”
Street Name Stockholders. If your shares are held in a brokerage account or by a broker, bank or other nominee, then you are considered the beneficial owner of shares held in street name, and the Notice of Internet Availability was forwarded to you by your broker, bank or other nominee, which is considered the stockholder of record with respect to those shares. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares held in your account by following the instructions that your broker, bank or other nominee sent to you. Beneficial holders who did not receive a 16-digit control number from their broker, bank or other nominee who wish to attend the meeting should follow the instructions from their broker, bank or other nominee, including any requirement to obtain a legal proxy. Throughout this proxy statement, we refer to these holders as “street name stockholders.”

Is there a list of registered stockholders entitled to vote at the annual meeting?
A list of stockholders of record will be available for inspection by stockholders of record during normal business hours for a period of ten days ending on the day before the annual meeting for any purpose germane to the meeting at our corporate headquarters at 1654 Smallman Street, Pittsburgh, Pennsylvania 15222. For access to the stockholder list, please contact us at notices@aurora.tech.
How many votes are needed for approval of each proposal?
•Proposal No. 1: Each director is elected by a plurality of the voting power of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors. A plurality means that the nominees with the largest number of FOR votes are elected as directors. You may (1) vote FOR the election of each of the director nominees named herein or (2) WITHHOLD authority to vote for each such director nominee. Because the outcome of this proposal will be determined by a plurality vote, any shares not voted FOR a particular nominee, whether as a result of choosing to WITHHOLD authority to vote or a broker non-vote, will have no effect on the outcome of the election.
•Proposal No. 2: The approval of an amendment to our Certificate of Incorporation to reflect recently adopted Delaware law provisions regarding officer exculpation requires the affirmative vote of a majority of the voting power of the outstanding shares of capital stock of the Company. You may vote FOR or AGAINST this proposal, or you may indicate that you wish to ABSTAIN from voting on this proposal. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against this proposal, i.e., will have the same effect as a vote AGAINST this proposal.
•Proposal No. 3: The approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the annual meeting and entitled to vote on such proposal. You may vote FOR or AGAINST this proposal, or you may indicate that you wish to ABSTAIN from voting on this proposal. Abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against this proposal, i.e., will have the same effect as a vote AGAINST this proposal. Broker non-votes will have no effect on the outcome of this proposal. Because this vote is advisory only, it will not be binding on us or on our board of directors. However, our board of directors and our compensation committee will consider the outcome of the vote when making future decisions regarding executive compensation.
•Proposal No. 4: The approval, on an advisory basis, of the frequency of future stockholder advisory votes on the compensation of our named executive officers. The frequency receiving the highest number of votes cast at the annual meeting will be considered the frequency preferred by the stockholders. If you ABSTAIN from voting on this proposal, it will have no effect on the outcome. Broker non-votes will also have no effect on the outcome of this proposal. Because this vote is advisory only, it will not be binding on us or on our board of directors. However, our board of directors and our compensation committee will consider the outcome of the vote when making future decisions regarding the frequency of future stockholder advisory votes on executive compensation.
•Proposal No. 5: The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024 requires the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the annual meeting and entitled to vote on such proposal. You may vote FOR or AGAINST this proposal, or you may indicate that you wish to ABSTAIN from voting on this proposal. Abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against this proposal, i.e., will have the same effect as a vote AGAINST this proposal. Because this is a routine proposal, we do not expect any broker non-votes on this proposal.

Do the Company’s directors and officers have an interest in any of the matters to be acted upon at the annual meeting?
Members of our board of directors have an interest in Proposal 1, the election of the three director nominees to the board of directors as set forth herein, as each of the nominees is currently a member of the board of directors. Certain members of our board of directors who are officers and certain of our officers may have an interest in Proposal 2, the approval of an amendment to our Certificate of Incorporation to reflect recently adopted Delaware law provisions regarding officer exculpation, because, if adopted, the amendment will result in the exculpation of such officers from liability in certain circumstances, as more fully described herein. Certain of our directors and officers are named executive officers and thus may have an interest in Proposal 3, the approval, on an advisory basis, of the compensation of our named executive officers, and Proposal 4, the approval, on an advisory basis, of the frequency of future stockholder advisory votes on the compensation of our named executive officers. Members of the board of directors and our executive officers do not have any interest in Proposal 5, the ratification of the appointment of our independent registered public accounting firm.
What is the quorum requirement for the annual meeting?
A quorum is the minimum number of shares required to be present or represented at the annual meeting for the meeting to be properly held under our bylaws and Delaware law. The presence, in person or by proxy, of a majority of the voting power of our capital stock issued and outstanding and entitled to vote will constitute a quorum to transact business at the annual meeting. Abstentions, choosing to affirmatively indicate that a stockholder is withholding authority to vote on a given proposal and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. Whether or not a quorum is present, the chairperson of the meeting may adjourn the meeting to another time or place.
What is the difference between holding shares as a record holder and as a beneficial owner (holding shares in street name)?
If your shares are registered in your name with our transfer agent, Equiniti Trust Company, LLC, you are the “record holder” of those shares. If you are a record holder, the Notice of Internet Availability has been provided directly to you by the Company.
If your shares are held in a stock brokerage account, a bank or other holder of record, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, the Notice of Internet Availability was forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As the beneficial owner, you have the right to instruct this organization on how to vote your shares. Because you are not the stockholder of record, you may not vote your shares electronically during the annual meeting unless you request and obtain a valid proxy issued in your name from the broker, bank or other nominee considered the stockholder of record of the shares.
How do I vote and what are the voting deadlines?
Stockholders of Record. If you are a stockholder of record, you may vote in one of the following ways:
•by Internet at www.proxyvote.com, 24 hours a day, 7 days a week, until 11:59 p.m., Eastern Time, on May 22, 2024 (have your Notice of Internet Availability or proxy card in hand when you visit the website);
•by toll-free telephone at (800) 690-6903, 24 hours a day, 7 days a week, until 11:59 p.m., Eastern Time, on May 22, 2024 (have your Notice of Internet Availability or proxy card in hand when you call);
•by completing, signing and mailing your proxy card, which must be received prior to the annual meeting; or

•by attending the virtual meeting by visiting www.virtualshareholdermeeting.com/AUR2024, where you may vote and submit questions during the Annual Meeting (have your Notice of Internet Availability or proxy card in hand when you visit the website).
Street Name Stockholders. If you are a street name stockholder and did not receive a 16-digit control number from your broker, bank or other nominee for you to vote your own shares, then you will receive voting instructions from your broker, bank or other nominee. You must follow these instructions, including any requirement to obtain a legal proxy, in order to instruct them on how to vote your shares. The availability of Internet and telephone voting options will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a street name stockholder who did not receive a 16-digit control number, then you may not vote your shares at the annual meeting unless you follow the voting instructions from your broker, bank or other nominee and obtain any legal proxy they may require.
What if I do not specify how my shares are to be voted or fail to provide timely directions to my broker, bank or other nominee?
Stockholders of Record. If you are a stockholder of record and you submit a proxy, but you do not provide voting instructions, your shares will be voted:
•“FOR” the election of Brittany Bagley, Reid Hoffman and Claire D’Oyly-Hughes Johnson as Class III directors;
•“FOR” the approval of an amendment to our Certificate of Incorporation to reflect recently adopted Delaware law provisions regarding officer exculpation;
•“FOR” the approval, on an advisory basis, of the compensation of our named executive officers;
•“ONE YEAR” for the approval, on an advisory basis, of the frequency of future stockholder advisory votes on the compensation of our named executive officers; and
•“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024.
In addition, if any other matters are properly brought before the annual meeting, the persons named as proxies will be authorized to vote or otherwise act on those matters in accordance with their judgment.
Street Name Stockholders. Brokers, banks and other nominees holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker, bank or other nominee will have discretion to vote your shares on our sole routine matter: the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024. Your broker, bank or other nominee will not have discretion to vote on any other proposals, which are considered non-routine matters, absent direction from you. In the event that your broker, bank or other nominee votes your shares on our sole routine matter, but is not able to vote your shares on the non-routine matters, then those shares will be treated as broker non-votes with respect to the non-routine proposals. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your shares are counted on each of the proposals.
Can I change my vote or revoke my proxy?
Stockholders of Record. If you are a stockholder of record, you can change your vote or revoke your proxy before the annual meeting by:
•entering a new vote by Internet or telephone (subject to the applicable deadlines for each method as set forth above);

•completing and returning a later-dated proxy card, which must be received prior to the annual meeting;
•delivering a written notice of revocation to Aurora Innovation, Inc., 1654 Smallman Street, Pittsburgh, Pennsylvania 15222, Attention: Legal Department, which must be received prior to the annual meeting; or
•attending and voting at the annual meeting (although attendance at the annual meeting will not, by itself, revoke a proxy).
Street Name Stockholders. If you are a street name stockholder, then your broker, bank or other nominee can provide you with instructions on how to change or revoke your proxy.
Will I be able to participate in the virtual annual meeting on the same basis on which I would be able to participate in a live annual meeting?
Our annual meeting will be held in a virtual meeting format only and will be conducted via live audio webcast. The online meeting format for our annual meeting will enable full and equal participation by all our stockholders from any place in the world at little to no cost.
We designed the format of our virtual annual meeting to ensure that our stockholders who attend our annual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting and to enhance stockholder access, participation and communication through online tools. We plan to take the following steps to provide for such an experience:
•providing stockholders with the ability to submit appropriate questions up to 15 minutes in advance of the meeting;
•providing stockholders with the ability to submit appropriate questions real-time via the meeting website, limiting questions to one per stockholder unless time otherwise permits; and
•answering as many questions submitted in accordance with the meeting rules of conduct as appropriate in the time allotted for the meeting.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our board of directors. David Maday, our Chief Financial Officer, and Nolan Shenai, our General Counsel, and each of them, with full power of substitution and re-substitution, have been designated as proxy holder for the annual meeting by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the annual meeting in accordance with the instructions of the stockholder. If the proxy is dated and signed, but no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors on the proposals as described above. If any other matters are properly brought before the annual meeting, then the proxy holders will use their own judgment to determine how to vote your shares. If the annual meeting is postponed or adjourned, then the proxy holder can vote your shares on the new meeting date, unless you have properly revoked your proxy, as described above.
Who will count the votes?
A representative of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspector of election.
How can I contact Aurora’s transfer agent?
You may contact our transfer agent, Equiniti Trust Company, LLC, by telephone at (800) 937-5449, or by writing Equiniti Trust Company, LLC, at 55 Challenger Road, 2nd Floor, Ridgefield Park, NJ 07660. You may also access instructions with respect to certain stockholder matters (e.g., change of address) via the Internet at https://equiniti.com/us/ast-access.

How are proxies solicited for the annual meeting and who is paying for such solicitation?
Our board of directors is soliciting proxies for use at the annual meeting by means of the proxy materials. We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Copies of solicitation materials will also be made available upon request to brokers, banks and other nominees to forward to the beneficial owners of the shares held of record by such brokers, banks or other nominees. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic communications or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation.
Where can I find the voting results of the annual meeting?
We will disclose voting results on a Current Report on Form 8-K that we will file with the U.S. Securities and Exchange Commission (the “SEC”) within four business days after the meeting. If final voting results are not available to us in time to file a Form 8-K, we will file a Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.
Why did I receive a Notice of Internet Availability instead of a full set of proxy materials?
In accordance with the rules of the SEC we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. As a result, we are mailing to our stockholders a Notice of Internet Availability instead of a paper copy of the proxy materials. The Notice of Internet Availability contains instructions on how to access our proxy materials on the Internet, how to vote on the proposals, how to request printed copies of the proxy materials and our annual report, and how to request to receive all future proxy materials in printed form by mail or electronically by e-mail. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce our costs and the environmental impact of our annual meetings.
What does it mean if I receive more than one Notice of Internet Availability or more than one set of printed proxy materials?
If you receive more than one Notice of Internet Availability or more than one set of printed proxy materials, then your shares may be registered in more than one name and/or are registered in different accounts. Please follow the voting instructions on each Notice of Internet Availability or each set of printed proxy materials, as applicable, to ensure that all of your shares are voted.
I share an address with another stockholder, and we received only one copy of the Notice of Internet Availability or proxy statement and annual report. How may I obtain an additional copy of the Notice of Internet Availability or proxy statement and annual report?
We have adopted a procedure approved by the SEC called “householding,” under which we can deliver a single copy of the Notice of Internet Availability and, if applicable, the proxy statement and annual report, to multiple stockholders who share the same address unless we receive contrary instructions from one or more stockholders. This procedure reduces our printing and mailing costs. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice of Internet Availability and, if applicable, the proxy statement and annual report, to any stockholder at a shared address to which we delivered a single copy of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that we only send a single copy of next year’s Notice of Internet Availability or proxy statement and annual report, as applicable, you may contact us as follows:
Aurora Innovation, Inc.
Attention: Investor Relations
1654 Smallman Street
Pittsburgh, Pennsylvania 15222
Tel: (888) 583-9506
Street name stockholders may contact their broker, bank or other nominee to request information about householding.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Composition of the Board
Aurora’s business and affairs are managed under the direction of the board of directors. Our board of directors currently consists of eight directors, six of whom are independent under the listing standards of The Nasdaq Stock Market LLC, or Nasdaq. The number of directors is fixed by the board of directors, subject to the terms of our certificate of incorporation and amended and restated bylaws. Each of our directors will continue to serve as a director until the election and qualification of his or her successor, or until his or her earlier death, resignation or removal.
Our board of directors is divided into three classes with staggered three-year terms. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Thus, at each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring.
The following table sets forth the names, ages as of March 5, 2024, and certain other information for each of our directors and director nominees:

Name	Class	Age	Position(s)	Director Since	Current Term Expires	Expiration of Term for Which Nominated
Nominees for Director
Brittany Bagley(1)(2)	III	40	Director	July 2021	2024	2027
Reid Hoffman(3)	III	56	Director	January 2018	2024	2027
Claire D’Oyly-Hughes Johnson(1)(2)	III	51	Director	January 2022	2024	2027

Continuing Directors
Chris Urmson	I	47	Co-Founder, Chief Executive Officer, and Chairman	March 2017	2025	—
Sterling Anderson	I	40	Co-Founder, Chief Product Officer, and Director	January 2018	2025	—
Gloria Boyland(1)(3)	II	63	Director	March 2023	2026	—
Dara Khosrowshahi(3)	II	54	Director	January 2021	2026	—
Michelangelo Volpi(2)	II	57	Director	January 2018	2026	—
______________________________
(1)Member of audit committee
(2)Member of compensation committee
(3)Member of nominating and corporate governance committee
Nominees for Director
Brittany Bagley. Mr. Bagley has served as a director on our board of directors since July 2021. Ms. Bagley currently serves as Chief Operating Officer and Chief Financial Officer of Axon Enterprise, Inc., and was previously its Chief Business and Financial Officer since September 2022. Prior to Axon, she served as Chief Financial Officer of Sonos, Inc. from April 2019 to August 2022, and served on their board of directors from September 2017 to April 2019 where she was chair of the Compensation Committee. From December 2017 to April 2019, Ms. Bagley served as a Managing Director of Kohlberg Kravis Roberts & Co. L.P. (together with its affiliates, “KKR”), a global investment firm, and previously served in other roles at KKR from July 2007 to December 2017. Prior to joining KKR, Ms. Bagley was an analyst at The Goldman Sachs Group, Inc., an investment banking firm. Ms. Bagley holds a B.A., Magna Cum Laude, from Brown University.

We believe Ms. Bagley is qualified to serve on our board of directors because of her financial knowledge and leadership experience in the technology industry.
Reid Hoffman. Mr. Hoffman currently serves as a director on our Board. Mr. Hoffman is a co-founding member of Reinvent Capital. He co-founded LinkedIn Corporation, served as its founding Chief Executive Officer, and served as its Executive Chairman until the company’s acquisition by Microsoft Corporation for $26.2 billion. Early in his career, he was Chief Operating Officer and Executive Vice President and served on the founding board of directors of PayPal Holdings, Inc. Mr. Hoffman is a Partner at Greylock Partners (joining Greylock in 2009), a leading Silicon Valley venture capital firm, where he focuses on investing in technology products that can reach hundreds of millions of people. In 2022, he co-founded Inflection AI, a company focused on developing machine learning and generative artificial intelligence hardware and apps. He also serves on the board of directors of Microsoft Corporation and Joby Aviation, Inc. and as a director or observer for a number of private companies including Blockstream, Coda, Convoy, Entrepreneur First, and Nauto. Additionally, Mr. Hoffman serves on multiple not-for-profit boards, including Kiva, Endeavor, CZ Biohub, Berggruen Institute, Research Bridge Partners, Lever for Change, New America Foundation, Opportunity @ Work, and the Stanford Institute for Human-Centered AI. Mr. Hoffman also served on the Visiting Committee of the MIT Media Lab. Over the years, Mr. Hoffman has made early investments in over 100 technology companies, including companies such as Facebook, Ironport, and Zynga. He is the co-author of five best-selling books: The Startup of You, The Alliance, Blitzscaling, Masters of Scale, and Impromptu. He also hosts the podcasts Masters of Scale and Possible. Mr. Hoffman earned a master’s degree in philosophy from Oxford University, where he was a Marshall Scholar, and a bachelor’s degree with distinction in symbolic systems from Stanford University. Mr. Hoffman has an honorary doctorate from Babson College and an honorary fellowship from Wolfson College, Oxford University. Mr. Hoffman has received a number of awards, including the Salute to Greatness from the Martin Luther King Center.
We believe Mr. Hoffman is qualified to serve on our board of directors because of his extensive leadership and investing experience in the technology industry and knowledge of high-growth companies.
Claire D’Oyly-Hughes Johnson. Ms. D’Oyly-Hughes Johnson has served as a director on our board of directors since January 2022. She currently serves as a corporate officer and advisor for the global financial technology company Stripe. Ms. D’Oyly-Hughes Johnson served as Chief Operating Officer at Stripe from October 2014 to April 2021, where she helped Stripe grow from under 200 employees to more than 6,000 and from tens of millions in revenue to billions. At various times, she led business operations, sales, marketing, customer support, risk and all of the people functions, including workplace and real estate. Prior to joining Stripe, Ms. D’Oyly-Hughes Johnson spent ten years at Google, leading various business teams including the launch and operations of Gmail and Google Apps. She was also the Vice President responsible for Adwords mid-market revenue globally, Google Offers sales, product and engineering and the business, operations and product teams of their self-driving car project. Ms. D’Oyly-Hughes Johnson earned a bachelor’s degree with honors from Brown University and an M.B.A. from the Yale School of Management. She has previously served on the board of Hallmark Cards, Inc. and is also a trustee and President of the board of the K-12 independent school Milton Academy. Ms. D’Oyly-Hughes Johnson also currently serves on the boards of directors of the customer relationship management platform HubSpot, the renewable energy company Ameresco, and the multi-platform publication The Atlantic.
We believe Ms. D’Oyly-Hughes Johnson is qualified to serve on our board of directors because of her operational and leadership experience in the technology industry.
Continuing Directors
Chris Urmson. Mr. Urmson is a co-founder of Aurora and has served as Chief Executive Officer and a director on the Board at Aurora since its formation in 2017. Prior to founding Aurora, Mr. Urmson helped build Google’s self-driving program from 2009 to 2016 and served as Chief Technology Officer of the group. Mr. Urmson has over 20 years of experience leading automated vehicle programs. He was the Director of Technology for Carnegie Mellon’s DARPA Grand and Urban Challenge Teams, which placed second and third in 2005, and first in 2007. Mr. Urmson earned his Ph.D. in

Robotics from Carnegie Mellon University and his BEng in Computer Engineering from the University of Manitoba. Mr. Urmson currently serves on Carnegie Mellon’s School of Computer Science Dean’s Advisory Board. He also currently serves on the board of directors for Edge Case Research, a company working to assure the safety of autonomous systems for real world deployment. Mr. Urmson has authored over 50 publications and is a prolific inventor.
We believe Mr. Urmson is qualified to serve on our board of directors, given his extensive technical and leadership experience in the self-driving sector, and the unique perspective he brings as one of Aurora’s co-founders and current Chief Executive Officer.
Sterling Anderson. Mr. Anderson is a co-founder of Aurora and has served as its Chief Product Officer since its formation in 2017 and a director on its Board since January 2018. Mr. Anderson has spent over 14 years leading advanced vehicle programs. Prior to founding Aurora, Mr. Anderson led the design, development, and launch of the award-winning Tesla Model X, and led the team that delivered Tesla Autopilot. In the late 2000s, he developed MIT’s Intelligent Co-Pilot, a shared autonomy framework that paved the way for broad advances in cooperative control of human-machine systems. Mr. Anderson holds multiple patents and over a dozen publications in autonomous vehicle systems, and an MS and PhD from MIT.
We believe Mr. Anderson is qualified to serve on our board of directors because of his deep experience in the self-driving industry, strong technical knowledge, and the unique perspective he brings as a co-founder of Aurora.
Gloria Boyland. Ms. Boyland currently serves as a director on our board. Ms. Boyland is a retired senior executive of FedEx Corporation (“FedEx”), where she served in various leadership positions between 2004 to 2020, including as Corporate Vice President, Operations & Service Support and Vice President, Service Experience Leadership beginning in 2016. While at FedEx, Ms. Boyland led operational initiatives in electro mobility, network and fleet automation, customer experience improvements and advancing new service offerings. Prior to her tenure at FedEx, Ms. Boyland held various leadership positions at General Electric Company from 1992 to 2004, including as General Manager, Fleet Management Services - GE Fleet and Six Sigma Enterprise Quality Leader, GE Auto Finance Services. Earlier in her career, Ms. Boyland served as legal counsel for AXA Financial from 1986 to 1992. Ms. Boyland currently serves on the boards of directors of Vontier Corporation and United Natural Foods, Inc., and previously served as a member of the boards of Chesapeake Energy Corporation and UMRF Ventures, Inc. In 2016, Ms. Boyland was appointed to the U.S. Department of Transportation’s Advisory Committee on Automation in Transportation. Ms. Boyland also served as a strategic advisor to the Company from 2020 to 2021. Ms. Boyland holds a B.A. in Psychology and Business from Eckerd College, a J.D. from the University of Pennsylvania and an MBA from Duke University’s Fuqua School of Business.
We believe Ms. Boyland is qualified to serve on our board of directors because of her operational and leadership experience in the transportation and logistics industry.
Dara Khosrowshahi. Mr. Khosrowshahi currently serves as a director on our Board. Mr. Khosrowshahi has served as the Chief Executive Officer of Uber Technologies, Inc. and as a member of Uber’s board of directors since September 2017. Prior to joining Uber, Mr. Khosrowshahi served as President and Chief Executive Officer of Expedia, Inc., an online travel company, from August 2005 to August 2017. From August 1998 to August 2005, Mr. Khosrowshahi served in several senior management roles at IAC/InterActiveCorp, a media and internet company, including Chief Executive Officer of IAC Travel, a division of IAC/InterActiveCorp, from January 2005 to August 2005, Executive Vice President and Chief Financial Officer of IAC/InterActiveCorp from January 2002 to January 2005, and as IAC/InterActiveCorp’s Executive Vice President, Operations and Strategic Planning from July 2000 to January 2002. Mr. Khosrowshahi worked at Allen & Company LLC from 1991 to 1998, where he served as Vice President from 1995 to 1998. Mr. Khosrowshahi currently serves on the board of directors of Expedia Group and Grab Holdings Ltd. Mr. Khosrowshahi previously served as a member of the supervisory board of trivago N.V., a global hotel search company, from December 2016 to September 2017, and previously served on the board of directors for the following companies: The New York Times Company, a news and media company, from May 2015 to September 2017, and TripAdvisor, Inc., an online travel company, from December 2011 to February 2013. Mr. Khosrowshahi holds a B.S. from Brown University.

We believe Mr. Khosrowshahi is qualified to serve on our board of directors because of his operational and leadership experience in the technology industry and knowledge of the mobility space.
Michelangelo Volpi. Mr. Volpi currently serves as a director on our Board. Mr. Volpi has served as Partner at Index Ventures since July 2009. Mr. Volpi joined Index and helped establish the firm’s San Francisco office. He invests primarily in infrastructure, open-source, and artificial intelligence companies. Mr. Volpi is currently serving on the boards of Arthur AI, Inc., Cockroach Labs, Inc., Cohere Inc., Confluent, Inc., Covariant, Inc., Hebbia, Inc., Kong Inc., Sonos, Inc., Ferrari N.V., and Wealthfront Corporation, among others. He was previously a director of Blue Bottle Coffee, Inc., Elastic N.V., Fiat Chrysler Automobiles N.V., Hortonworks, Inc., and Zuora, Inc. Mr. Volpi held several executive positions prior to Index, including Chief Strategy Officer and SVP/GM of Cisco’s routing business. While at Cisco, he managed a P&L in excess of $10 billion in revenues, and his team was responsible for the acquisition of over 70 companies, some of which were multi-billion dollar deals. Mr. Volpi has a B.S. in mechanical engineering and an M.S. in manufacturing systems engineering from Stanford, and an M.B.A. from the Stanford Graduate School of Business. He currently serves on the Global Advisory Board of Stanford’s Knight Hennessy Scholars program.
We believe Mr. Volpi is qualified to serve as a member of our board of directors due to his extensive experience in senior leadership positions at technology and other companies.
Director Independence
Our Class A common stock is listed on Nasdaq. As a company listed on Nasdaq, we are required under Nasdaq listing rules to maintain a board comprised of a majority of independent directors as determined affirmatively by our board. Under Nasdaq listing rules, a director will only qualify as an independent director if, in the opinion of that listed company’s board of directors, the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, the Nasdaq listing rules require that, subject to specified exceptions, each member of our audit, compensation and nominating and corporate governance committees be independent.
Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Nasdaq listing rules applicable to audit committee members. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and Nasdaq listing rules applicable to compensation committee members.
Our board of directors has undertaken a review of the independence of each of our directors. Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has determined that Mr. Hoffman, Mr. Khosrowshahi, Mr. Volpi, Ms. Bagley, Ms. D’Oyly-Hughes Johnson and Ms. Boyland, representing six of our eight directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under the listing standards of Nasdaq. Chris Urmson is not considered an independent director because of such person’s position as our Chief Executive Officer. Sterling Anderson is not considered an independent director because of such person’s position as our Chief Product Officer.
In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances that our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Related Person Transactions.”
There are no family relationships among any of our directors, director nominees or executive officers.

Board Leadership Structure
Mr. Urmson serves as our Chief Executive Officer and Chairman. We believe that Mr. Urmson’s combined role enables strong leadership, creates clear accountability and enhances our ability to communicate our message and strategy clearly and consistently to our stockholders. As one of our founders, Mr. Urmson has extensive knowledge of all aspects of our business, industry and our products, and is best positioned to identify strategic priorities, lead critical discussions and execute our business plans. As a major stockholder, Mr. Urmson is also invested in our long-term success. Moreover, we believe that the combined role is both counterbalanced and enhanced with effective oversight by our independent directors and strong independent board committee system. Currently, we do not have a lead independent director, but as a result of our board’s committee system and it being composed of a majority of independent directors, our board maintains effective oversight of our business operations, including independent oversight of our financial statements, executive compensation, selection of director candidates and corporate governance programs. Accordingly, we believe that our current leadership structure is appropriate and enhances the board’s ability to effectively carry out its roles and responsibilities on behalf of our stockholders.
Role of Board in Risk Oversight Process
Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. Our board reviews strategic and operational risk in the context of discussions, question and answer sessions, and reports from the management team at each regular board meeting, receives reports on all significant committee activities at each regular board meeting, and evaluates the risks inherent in significant transactions.
In addition, our board has tasked designated standing committees with oversight of certain categories of risk management. Our audit committee assists our board in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and also, among other things, discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our compensation committee assesses risks relating to our executive compensation plans and arrangements, and whether our compensation policies and programs have the potential to encourage excessive risk taking. Our nominating and corporate governance committee assesses risks relating to our corporate governance practices, the independence of the board and potential conflicts of interest.
Our board of directors believes its current leadership structure supports the risk oversight function of the board.
Corporate Social Responsibility
Achieving our mission — delivering the benefits of self-driving technology safely, quickly, and broadly — is how we aim to make a positive impact in communities. We strive to revolutionize transportation by making roads safer, helping goods to more efficiently reach those who need them, reducing greenhouse gas emissions, providing better services for people who currently have difficulty accessing transportation, and freeing up time during commutes.
Aurora remains deeply committed to the communities in which we have a presence — partnering with educational institutions and community-based organizations to educate on the benefits of self-driving technology and investing in programs that address community workforce needs while strengthening the pipeline of diverse talent to fuel key business needs. A key example of these efforts is the novel, widely acknowledged partnership Aurora has facilitated with Pittsburgh Technical College, which now offers an industry-aligned program to prepare technicians for key jobs.

Diversity and Inclusion
We are committed to diversity and inclusion. One of our core values — Celebrate our Diversity — is based on bringing together diverse backgrounds and perspectives. We celebrate the diversity of the people, experiences, and backgrounds that make up Aurora, and we encourage each other to speak up and share perspectives, respectfully and thoughtfully. We are building technology that will benefit all people and all communities, so we strive to foster and embrace diversity throughout our business and our teams to bring us closer to those we serve.
Sustainability
Fostering a sustainable environment is also important to us. Starting in 2019, we offset our estimated annual carbon emissions from our facilities, vehicles and air travel by purchasing carbon credits through 2021, and we expect to continue to do this in the future when we generate operating profit. Longer-term, we believe commercialization of our self-driving technology will contribute to a more sustainable future given the potential to materially reduce fuel consumption and greenhouse gas emissions. We believe that autonomous trucks have the potential to materially reduce fuel consumption and greenhouse gas emissions meaningfully through eco-driving, off-peak deployment, and capping peak speeds.
Board Committees
Our board of directors has established the following standing committees of the board: audit committee; compensation committee; and nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors is described below.
Audit Committee
Our audit committee consists of Brittany Bagley, Claire D’Oyly-Hughes Johnson and Gloria Boyland. On March 15, 2024, following review by our nominating and corporate governance committee, Ms. Boyland joined our audit committee and Michelangelo Volpi ceased to be a member of our audit committee. Our board of directors has determined that each of the members of the audit committee meets the requirements for independence under the rules and regulations of the SEC and the listing standards of Nasdaq applicable to audit committee members and also meets the financial literacy requirements of the listing standards of Nasdaq.
Brittany Bagley serves as the chair of the audit committee. Our board of directors has determined that Ms. Bagley qualifies as an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act. In making this determination, our board of directors considered Ms. Bagley’s formal education and previous experience in financial roles. Both our independent registered public accounting firm and management periodically meet privately with our audit committee.
Our audit committee is responsible for the following duties, among others:
•appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;
•discussing with our independent registered public accounting firm their independence from management;
•reviewing with our independent registered public accounting firm the scope and results of their audit;
•pre-approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;
•overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;

•reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; and
•establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.
Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq. A copy of the charter of our audit committee is available on our website at ir.aurora.tech/corporate-governance.
Compensation Committee
Our compensation committee consists of Michelangelo Volpi, Brittany Bagley and Claire D’Oyly-Hughes Johnson, with Michelangelo Volpi serving as chairperson. Our board of directors has determined that each member of the compensation committee meets the requirements for independence under the rules and regulations of the SEC and the listing standards of Nasdaq applicable to compensation committee members, and that each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act.
Our compensation committee is responsible for the following duties, among other things:
•reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating the performance of our Chief Executive Officer in light of these goals and objectives and setting or making recommendations to our board of directors regarding the compensation of our Chief Executive Officer;
•reviewing and setting or making recommendations to the board of directors regarding the compensation of our other executive officers;
•making recommendations to the board of directors regarding the compensation of our directors;
•reviewing and approving or making recommendations to the board of directors regarding our incentive compensation and equity-based plans and arrangements; and
•appointing and overseeing any compensation consultants.
Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq. A copy of the charter of our compensation committee is available on our website at ir.aurora.tech/corporate-governance.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Reid Hoffman, Dara Khosrowshahi and Gloria Boyland, with Reid Hoffman serving as chairperson. On March 15, 2024, following review by our nominating and corporate governance committee, Ms. Boyland joined our nominating and corporate governance committee. Our board of directors has determined that our nominating and corporate governance committee meets the requirements for independence under the listing standards of Nasdaq.
Our nominating and corporate governance committee is responsible for the following duties, among other things:
•identifying individuals qualified to become members of the board of directors, consistent with criteria approved by the board of directors;

•recommending to the board of directors the nominees for election to the board of directors at annual meetings of our stockholders;
•overseeing an evaluation of the board of directors and its committees; and
•developing and recommending to the board of directors a set of corporate governance guidelines.
Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of Nasdaq. A copy of the charter of our nominating and corporate governance committee is available on our website at ir.aurora.tech/corporate-governance.
Attendance at Board and Stockholder Meetings
During our fiscal year ended December 31, 2023, the full board of directors met five times, the audit committee met four times, the compensation committee met six times and the nominating and corporate governance committee met four times. Each director attended at least 75% of the aggregate of (1) the total number of meetings of the board of directors held during the period for which he or she has been a director and (2) the total number of meetings held by all committees on which he or she served during the periods that he or she served.
Although we do not have a formal policy regarding attendance by members of our board of directors at the annual meetings of stockholders, we strongly encourage, but do not require, directors to attend. At the time of our 2023 annual meeting of stockholders, our board of directors consisted of eight directors, all of which attended the meeting.
Executive Sessions of Non-Employee Directors
To encourage and enhance communication among non-employee directors, and as required under applicable Nasdaq rules, our corporate governance guidelines provide that the non-employee directors will meet in executive sessions without management directors or management present on a periodic basis. In addition, if any of our non-employee directors are not independent directors, then our independent directors will also meet in executive session on a periodic basis.
Compensation Committee Interlocks and Insider Participation
During 2023, the members of our compensation committee were Michelangelo Volpi, Brittany Bagley and Claire D’Oyly-Hughes Johnson. None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.
Considerations in Evaluating Director Nominees
Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating potential director nominees. In its evaluation of director candidates, including the current directors eligible for re-election, our nominating and corporate governance committee will consider the current size and composition of our board of directors and the needs of our board of directors and the respective committees of our board of directors and other director qualifications. While our board has not established minimum qualifications for board members, some of the factors that our nominating and corporate governance committee considers in assessing director nominee qualifications include, without limitation, issues of character, professional ethics and integrity, judgment, business acumen and experience, proven achievement and competence in one’s field, the ability to exercise sound business judgment, tenure on the board and skills that are complementary to the board, an understanding of our business, an understanding of the responsibilities that are required of a member of the board, other time commitments and diversity, and with respect to diversity, such factors as race, ethnicity, gender, differences in professional background, age and geography, as well as other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on our board. Although our board of directors does not maintain a specific policy with respect to board diversity, our board of directors believes that the board should be a diverse body, and the nominating and corporate governance committee considers a broad range of perspectives, backgrounds and experiences.
If our nominating and corporate governance committee determines that an additional or replacement director is required, then the committee may take such measures as it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, board or management. In determining whether to recommend a director for reelection, our nominating and corporate governance committee also considers the director’s past attendance at meetings, participation in and contributions to the activities of the board and our business and other qualifications and characteristics set forth in the charter of our nominating and corporate governance committee.
After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors and our board of directors has the final authority in determining the selection of director candidates for nomination to our board.
Stockholder Recommendations and Nominations to our Board of Directors
Our nominating and corporate governance committee will consider recommendations and nominations for candidates to our board of directors from stockholders in the same manner as candidates recommended to the committee from other sources, so long as such recommendations and nominations comply with our certificate of incorporation and bylaws, all applicable company policies and all applicable laws, rules and regulations, including those promulgated by the SEC. Our nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our bylaws and corporate governance guidelines and the director nominee criteria described above.
Stockholders holding at least one percent of our fully diluted capitalization continuously for at least twelve months prior to the date of the submission may recommend director nominees for consideration by our nominating and corporate governance committee by writing to the Secretary of the Company. A stockholder that wants to recommend a candidate to our board of directors should direct the recommendation in writing by letter to our corporate secretary at Aurora Innovation, Inc., 1654 Smallman Street, Pittsburgh, Pennsylvania 15222, Attention: Secretary. Such recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and us and evidence of the recommending stockholder’s ownership of our capital stock. Such recommendation must also include a statement from the recommending stockholder in support of the candidate. Per our corporate governance guidelines, stockholder recommendations must be received by December 31st of the year prior to the year in which the recommended candidate(s) will be considered for nomination by the nominating and corporate governance committee. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.
Under our bylaws, stockholders may also directly nominate persons for our board of directors. Any nomination must comply with the requirements set forth in our bylaws and the rules and regulations of the SEC and should be sent in writing to our corporate secretary at the address above. To be timely for our 2025 annual meeting of stockholders, nominations must be received by our corporate secretary observing the deadlines discussed below under “Other Matters—Stockholder Proposals or Director Nominations for 2025 Annual Meeting.”
Communications with the Board of Directors
Stockholders and other interested parties wishing to communicate directly with our non-management directors may do so by writing and sending the correspondence to our General Counsel by mail to our principal executive offices at Aurora

Innovation, Inc., 1654 Smallman Street, Pittsburgh, Pennsylvania 15222, Attn: General Counsel. Our General Counsel, in consultation with appropriate directors as necessary, will review all incoming communications and screen for communications that (1) are solicitations for products and services, (2) relate to matters of a personal nature not relevant for our stockholders to act on or for our board to consider and (3) matters that are of a type that are improper or irrelevant to the functioning of our board or our business, for example, mass mailings, job inquiries and business solicitations. If appropriate, our General Counsel will route such communications to the appropriate director(s) or, if none is specified, then to the chairperson of the board or the lead independent director (if one is appointed). These policies and procedures do not apply to communications to non-management directors from our officers or directors who are stockholders or stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act.
Policy Prohibiting Hedging or Pledging of Securities
Under our insider trading policy, our employees, including our executive officers, and the members of our board of directors are prohibited from, directly or indirectly, among other things, (1) engaging in short sales, (2) trading in publicly-traded options, such as puts and calls, and other derivative securities with respect to our securities (other than stock options, restricted stock units and other compensatory awards issued to such individuals by us), (3) purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of equity securities granted to them by us as part of their compensation or held, directly or indirectly, by them, (4) pledging any of our securities as collateral for any loans and (5) holding our securities in a margin account.
Corporate Governance Guidelines and Code of Conduct and Ethics
Our board of directors has adopted corporate governance guidelines, which address, among other items, the qualifications and responsibilities of our directors and director candidates, the structure and composition of our board of directors and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a code of conduct and ethics that applies to all of our directors, officers and employees, including our chief executive officer, chief financial officer and principal accounting officer, as well as company contractors, consultants, advisors and agents. The full text of our corporate governance guidelines and code of conduct and ethics are available on our website at ir.aurora.tech/corporate-governance. We will post amendments to our code of conduct and ethics on the same website, and will disclose any waivers of our code of conduct and ethics as required by law, regulation, or other applicable rule.

Director Compensation
Our compensation program for our non-employee directors consists of annual retainer fees and long-term equity awards (the “Outside Director Compensation Policy”). Our Outside Director Compensation Policy provides for the compensation of our non-employee directors for their service as director. The cash and equity components of our compensation policy for non-employee directors are set forth below:

Position	Annual Cash Retainer ($)
Base Director Fee	60,000
Additional Chairperson Fee
Chair of the Audit Committee	25,000
Chair of the Compensation Committee	20,000
Chair of the Nominating and Corporate Governance Committee	10,000
Under our Outside Director Compensation Policy, each non-employee director upon first becoming a non-employee director automatically receives an initial award of restricted stock units having a value of $225,000 (the “Initial Award”). Non-employee directors who first became a non-employee director prior to the Registration Date (as defined below) were granted an Initial Award on the date of our first registration of shares on a Form S-8 Registration Statement (the “Registration Date”). The Initial Award will vest annually over three years, subject to continued service through each applicable vesting date. On the date of each annual meeting of our stockholders, each non-employee director automatically receives an annual restricted stock unit award having a value of $225,000, effective on the date of each annual meeting of stockholders (the “Annual Award”). The Annual Award vests on the earlier of one year following the grant date or the next annual meeting of stockholders, subject to continued service through the vesting date. All awards under the Outside Director Compensation Policy accelerate and vest upon a change in control.
Director Compensation for Fiscal Year 2023
The following table sets forth information regarding the total compensation awarded to, earned by or paid to our non-employee directors for their service on our board of directors, for the fiscal year ended December 31, 2023. Directors who are also our employees receive no additional compensation for their service as directors. During 2023, Mr. Urmson was an employee and executive officer of the Company, and Mr. Anderson was an employee of the Company, and therefore, Mr. Urmson and Mr. Anderson did not receive additional compensation for their service as directors. See “Executive Compensation” for additional information regarding Mr. Urmson’s compensation.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
Brittany Bagley	85,000	213,301	298,301
Claire D’Oyly-Hughes Johnson	60,000	213,301	273,301
Gloria Boyland(1)	48,166	397,230	445,396
Reid Hoffman	70,000	213,301	283,301
Dara Khosrowshahi(2)	—	—	—
Michelangelo Volpi(2)	—	—	—
Carl Eschenbach(3)	11,833	—	11,833
_____________________________
(1)Ms. Boyland joined our board of directors on March 13, 2023.
(2)Declined compensation under the Outside Director Compensation Policy.
(3)Mr. Eschenbach resigned from our board of directors effective March 13, 2023.

The following table lists all outstanding equity awards held by non-employee directors as of December 31, 2023:

Name	Number of Shares Underlying Outstanding Stock Awards
Brittany Bagley	216,168
Claire D’Oyly-Hughes Johnson	187,472
Gloria Boyland	297,472
Reid Hoffman	159,180

PROPOSAL NO. 1:
ELECTION OF CLASS III DIRECTORS
Our board of directors currently consists of eight directors and is divided into three classes with staggered three-year terms. At the annual meeting, three Class III directors, Brittany Bagley, Reid Hoffman and Claire D’Oyly-Hughes Johnson, will be nominated for election to a three-year term to succeed the same class whose term is then expiring. Each director’s term continues until the expiration of the term for which such director was elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.
Nominees
Our nominating and corporate governance committee has recommended, and our board of directors has approved, Ms. Bagley, Mr. Hoffman and Ms. D’Oyly-Hughes Johnson as nominees for election as Class III directors at the annual meeting. If elected, each of Ms. Bagley, Mr. Hoffman and Ms. D’Oyly-Hughes Johnson will serve as a Class III director until the 2027 annual meeting of stockholders and until his or her respective successor is elected and qualified or until his or her earlier death, resignation or removal. For more information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”
Ms. Bagley, Mr. Hoffman and Ms. D’Oyly-Hughes Johnson have agreed to serve as directors if elected, and management has no reason to believe that they will be unavailable to serve. In the event a nominee is unable or declines to serve as a director at the time of the annual meeting, proxies will be voted for any nominee designated by the present board of directors to fill the vacancy.
Vote Required
Each director is elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Because the outcome of this proposal will be determined by a plurality vote, any shares not voted FOR a particular nominee, whether as a result of choosing to WITHHOLD authority to vote or a broker non-vote, will have no effect on the outcome of the election.
Board Recommendation
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

PROPOSAL NO. 2:
AMENDMENT TO THE COMPANY’S
CERTIFICATE OF INCORPORATION TO REFLECT
RECENTLY ADOPTED DELAWARE LAW PROVISIONS REGARDING OFFICER EXCULPATION
The State of Delaware, which is the Company’s state of incorporation, recently enacted legislation that enables Delaware companies to limit the liability of certain of their officers in limited circumstances. In light of this update, we are proposing to amend the Company’s Certificate of Incorporation (the “Certificate of Incorporation”) to add a provision exculpating certain of the Company’s officers from liability in specific circumstances, as permitted by Delaware law, as it may be amended from time to time. The new Delaware legislation only permits, and our proposed amendment would only permit, exculpation for direct claims (as opposed to derivative claims made by stockholders on behalf of the corporation) and would not apply to breaches of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit. The rationale for limiting the scope of liability is to strike a balance between stockholders’ interest in accountability and their interest in the Company being able to attract and retain quality officers to work on its behalf.
Our board of directors believes that there is a need for directors and officers to remain free of risk of financial ruin as the result of an unintentional misstep. Further, the board notes its view that the proposed provision would not negatively impact stockholder’s rights. Therefore, taking into account the narrow class, and type of claims for which officers’ liability would be exculpated, and the benefits that the board believes would accrue to the Company and its stockholders in the form of an enhanced ability to attract and retain talented officers, the board has determined that it is advisable and in the best interests of the Company and its stockholders to amend the Certificate of Incorporation as described herein.

The proposed certificate of amendment to the Certificate of Incorporation is attached as Appendix A to this proxy statement.
Accordingly, we ask our stockholders to vote on the following resolution:
“RESOLVED: That the Company’s stockholders approve an amendment to the Company’s Certificate of Incorporation by amending and restating Article IX in its entirety as follows:
ARTICLE IX
To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists or hereafter may be amended. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director or officer, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.
Neither any amendment, repeal nor elimination of this Article IX, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article IX, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director or officer of the Corporation existing at the time of such amendment, repeal, elimination or adoption of such an inconsistent provision.”
Vote Required
Approval of the amendment to the Certificate of Incorporation requires a majority of the voting power of the outstanding shares of capital stock of the Company. Abstentions and broker non-votes will have the same effect as a vote AGAINST this proposal.

Board Recommendation
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION.

PROPOSAL NO. 3:
NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF
OUR NAMED EXECUTIVE OFFICERS
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and SEC rules, we are providing our stockholders with the opportunity to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed pursuant to Section 14A of the Exchange Act. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all our named executive officers and the philosophy, policies and practices described in this proxy statement.
The Say-on-Pay vote is advisory, and therefore is not binding on us, our compensation committee, or our board of directors. The Say-on-Pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which our compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and our compensation committee value the opinions of our stockholders. To the extent there is any significant vote against the compensation of our named executive officers as disclosed in this proxy statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote and consider our stockholders’ concerns, and our compensation committee will evaluate whether any actions are necessary to address those concerns.
We believe that the information provided in the section titled “Executive Compensation,” and in particular the information discussed in the section titled “Executive Compensation-Compensation Discussion & Analysis-Our Compensation Philosophy,” demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following non-binding resolution:
“RESOLVED: That the stockholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in the proxy statement for the annual meeting pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, the compensation tables, the narrative discussion, and other related disclosure.”
Vote Required
The approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the proposal. Abstentions will have the same effect as a vote AGAINST this proposal. Broker non-votes will have no effect on the outcome of this proposal.
As an advisory vote, the result of this proposal is non-binding. Although the vote is non-binding, our board of directors and our compensation committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.
Board Recommendation
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 4:
NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF
FUTURE STOCKHOLDER ADVISORY VOTES ON
THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
The Dodd-Frank Act and Section 14A of the Exchange Act enable our stockholders to indicate their preference at least once every six years regarding how frequently we should solicit a non-binding advisory vote on the compensation of our named executive officers as disclosed in our proxy statement. Accordingly, we are asking our stockholders to indicate whether they would prefer an advisory vote every one year, two years or three years. Alternatively, stockholders may abstain from casting a vote.
After considering the benefits and consequences of each alternative, our board of directors recommends that the advisory vote on the compensation of our named executive officers be submitted to the stockholders every year. In formulating its recommendation, our board of directors considered that compensation decisions are made annually and that an annual advisory vote on the compensation of our named executive officers will allow stockholders to provide more frequent and direct input on our compensation philosophy, policies and practices.
Vote Required
The alternative among one year, two years or three years that receives the highest number of votes cast at the annual meeting by stockholders entitled to vote thereon will be deemed to be the frequency preferred by our stockholders. Abstentions and broker non-votes will have no effect on this proposal.
While our board of directors believes that its recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preference, on an advisory basis, as to whether non-binding future stockholder advisory votes on the compensation of our named executive officers should be held every year, two years or three years.
As an advisory vote, the result of this proposal is non-binding. Although the vote is non-binding, our board of directors and our compensation committee value the opinions of our stockholders in this matter and, to the extent there is any significant vote in favor of one time period over another, will consider the outcome of this vote when making future decisions regarding the frequency of holding future stockholder advisory votes on the compensation of our named executive officers.
Board Recommendation
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE TO HOLD FUTURE STOCKHOLDER ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS EVERY “ONE YEAR.”

PROPOSAL NO. 5:
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm to audit our consolidated financial statements for our fiscal year ending December 31, 2024. PwC has served as our independent registered public accounting firm since March 7, 2023. Prior to PwC’s appointment, KPMG LLP (“KPMG”) served as our independent registered public accounting firm for the fiscal years ended December 31, 2022 and 2021.
At the annual meeting, we are asking our stockholders to ratify the appointment of PwC as our independent registered public accounting firm for our fiscal year ending December 31, 2024. Our audit committee is submitting the appointment of PwC to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Notwithstanding the appointment of PwC, and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of our company and our stockholders. If our stockholders do not ratify the appointment of PwC, then our audit committee may reconsider the appointment. One or more representatives of PwC are expected to be present at the annual meeting, and they will have an opportunity to make a statement and are expected to be available to respond to appropriate questions from our stockholders.
Change in Certifying Accountant
Dismissal of KPMG
As previously reported on our Current Report on Form 8-K filed with the SEC on March 9, 2023, upon the completion of a comprehensive selection process, the audit committee of our board of directors dismissed KPMG as our independent registered public accounting firm, effective March 7, 2023.
KPMG’s audit reports on our consolidated financial statements for the fiscal years ended December 31, 2022 and 2021 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal years ended December 31, 2022 and 2021, and the subsequent interim period from January 1, 2023 to March 7, 2023, (1) there were no disagreements (within the meaning of Item 304(a)(1)(iv) of Regulation S-K) between us and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference thereto in KPMG’s reports on the Company’s consolidated financial statements for such years, and (2) there were no reportable events (as described in Item 304(a)(1)(v) of Regulation S-K).
We requested KPMG to furnish a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the statements made above under the heading “Dismissal of Independent Registered Public Accounting Firm.” That letter is attached as Exhibit 16.1 to our current report on Form 8-K filed on March 9, 2023.
Appointment of PwC
As previously reported on our Current Report on Form 8-K filed with the SEC on March 7, 2023, KPMG was dismissed and PwC was engaged as our independent registered public accounting firm effective March 7, 2023.
During the fiscal years ended December 31, 2022 and 2021, and the subsequent interim period from January 1, 2023 to March 7, 2023, neither we, nor anyone on our behalf, consulted with PwC regarding either (1) the application of accounting principles to a specific transaction, either completed or proposed, or any type of audit opinion that might be rendered on our consolidated financial statements,and neither a written report nor oral advice was provided to us that PwC concluded was an important factor we considered in reaching a decision as to any accounting auditing or financial reporting issue or

(2) any matter that was either the subject of a disagreement (within the meaning of Item 304(a)(1)(iv) of Regulation S-K) or a “reportable event” (as described in Item 304(a)(1)(v) of Regulation S-K).
Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees for professional audit services and other services rendered to us by PwC for our fiscal year ended December 31, 2023 and by KPMG for our fiscal year ended December 31, 2022.

	$ (in thousands)
	2023 (PwC)	2022 (KPMG)
Audit Fees (1)	600	1,014
Audit Related Fees (2)	-	-
Tax Fees (3)	125	-
All Other Fees (4)	7	-
Total Fees	732	1,014
______________________________
(1)“Audit Fees” consist of fees billed for professional services rendered in connection with the audit of our consolidated financial statements included in our Annual Report on Form 10-K for fiscal year ended December 31, 2023, the review of financial statements included in our quarterly reports on Form 10-Q, audit or our internal control over financial reporting, with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements.
(2)“Audit Related Fees” consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements or that are traditionally performed by the independent auditor.
(3)“Tax Fees” consist of fees for professional services for tax compliance, tax advice and tax planning. Tax compliance involves preparation of original and amended tax returns and claims for refund. Tax planning and tax advice primarily relates to assistance in complex tax matters.
(4)“All Other Fees” consist of fees for services that are not contained in the above categories and include permissible services under the independence guidance.
Auditor Independence
In 2023, there were no other professional services provided by PwC, other than those listed above, that would have required our audit committee to consider their compatibility with maintaining the independence of PwC.
Audit Committee Policy on Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm
Our audit committee established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our audit committee is required to pre-approve all services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair such accounting firm’s independence. All services provided by PwC for our fiscal year ended December 31, 2023 were pre-approved by our audit committee.
Vote Required
The ratification of the appointment of PwC as our independent registered public accounting firm for our fiscal year ending December 31, 2024 requires the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the proposal. Abstentions will have the same effect as a vote AGAINST this proposal.

Board Recommendation
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PwC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2024.

REPORT OF THE AUDIT COMMITTEE
The audit committee is a committee of the board of directors comprised solely of independent directors as required by Nasdaq listing rules and the rules and regulations of the SEC. The audit committee operates under a written charter adopted by the board of directors. This written charter is reviewed annually for changes, as appropriate. With respect to Aurora’s financial reporting process, Aurora’s management is responsible for (1) establishing and maintaining internal controls and (2) preparing Aurora’s consolidated financial statements. Aurora’s independent registered public accounting firm for the fiscal year ended December 31, 2023, PricewaterhouseCoopers LLP (“PwC”), is responsible for performing an independent audit of Aurora’s consolidated financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare Aurora’s financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:
•reviewed and discussed the audited consolidated financial statements with management and PwC;
•discussed with PwC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, or PCAOB, and the SEC; and
•received the written disclosures and the letter from PwC required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with PwC its independence.
Based on the review and discussions noted above, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in Aurora’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for filing with the SEC.
Respectfully submitted by the members of the audit committee of the board of directors:
Brittany Bagley (Chair)
Claire D’Oyly-Hughes Johnson
Michelangelo Volpi
This audit committee report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or subsequent filing by Aurora under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, except to the extent Aurora specifically requests that the information be treated as “soliciting material” or specifically incorporates it by reference.

EXECUTIVE OFFICERS
The following table sets forth certain information about our executive officers as of March 5, 2024.

Name	Age	Position
Chris Urmson	47	Chief Executive Officer
David Maday	54	Chief Financial Officer
Ossa Fisher	47	President
Nolan Shenai	40	General Counsel and Secretary
Chris Urmson. Information regarding Mr. Urmson, who also serves as a director, is set forth above under “Board of Directors and Corporate Governance–Continuing Directors.”
David Maday. Mr. Maday has served as our Chief Financial Officer since June 2023 and also served as our Senior Vice President of Business Development and Product Strategy since August 2021, and prior to that role, served as the Company’s Vice President of Business Development and Product Strategy from September 2020. Before joining the Company, Mr. Maday held various senior leadership positions at General Motors Company (“GM”), including within the Corporate Development and Global M&A team as Vice President from September 2019 to September 2020, and as Executive Director from January 2016 to September 2019. With GM for more than 20 years, Mr. Maday also held multiple financial, product strategy, and operational positions, including as Executive Director of Global Product Programs Finance, and Director of Portfolio Analysis & Advanced Propulsion Finance.
Ossa Fisher. Ms. Fisher has served as our President since February 2023. Prior to joining Aurora, Ms. Fisher served as the President and Chief Operating Officer of Istation, Inc., an e-learning platform, from 2019 to 2022, and previously served as Istation’s Chief Operating Officer from 2017 to 2018 and Chief Marketing Officer from 2015 to 2017. Prior to joining Istation, Ms. Fisher was the Senior Vice President of Strategy and Analytics at a global dating leader, Match.com, where she served since May 2013. Ms. Fisher has a broad range of expertise in technology and media, including more than ten years in the technology, media and telecom practices of both Bain & Company, where she was employed from 2004 to 2013, and Goldman, Sachs & Co., from 1999 to 2002. Ms. Fisher holds a B.A. in Economics from Yale University, an M.A. in Education from Stanford University and an MBA from Stanford Graduate School of Business.
Nolan Shenai. Mr. Shenai has served as our General Counsel and Secretary since October 2022 and also served as our interim General Counsel from June 2022 to October 2022 and as our Deputy General Counsel from August 2020 to June 2022. From August 2018 to August 2020, Mr. Shenai was Managing Counsel at Waymo LLC, an autonomous driving technology company. Prior to that, from November 2014 to August 2018, he served as Corporate Counsel at Jaguar Land Rover North America, LLC. Mr. Shenai has also been an Adjunct Professor at the University of Pennsylvania since August 2020. Mr. Shenai holds a BA from the University of Pennsylvania, a M.Litt from the University of St. Andrews and a J.D. from Vanderbilt University. Over the last decade, Mr. Shenai has led some of the most formative transactions in the AV space in his roles with Jaguar Land Rover, Waymo and Aurora.

EXECUTIVE COMPENSATION
This section provides an overview of our executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the Summary Compensation Table below.
Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the material principles governing our executive compensation policies and decisions, and the material elements of compensation awarded to, earned by or paid to our named executive officers. In addition, we explain how and why the compensation committee determined the specific compensation elements that comprised the 2023 executive compensation program.
Our named executive officers for the fiscal year ended December 31, 2023, were:
•Chris Urmson, our Chief Executive Officer;
•David Maday, our Chief Financial Officer;
•Ossa Fisher, our President;
•Nolan Shenai, our General Counsel and Secretary; and
•Richard Tame, our former Chief Financial Officer.
2023 Company Highlights
In 2023, tremendous progress was made across the Company. Highlights of our accomplishments include:
•Technology. The Aurora Driver became Feature Complete at the end of the first quarter of 2023. Since then, we have meaningfully advanced the Aurora Driver’s autonomy performance.
•Commercial operations. We established the first commercial-ready autonomous trucking lane in the U.S. By the end of 2023, we consistently scheduled over 100 loads per week with our customers.
•Partnerships. We continued to progress the co-development of the autonomy-enabled truck platforms with our OEM partners, and formed our industry-first strategic partnership with Continental.
•Public facing metrics. We maintained growth in the Autonomy Readiness Measure and Autonomy Performance Indicator metrics.
•Capital raise. We successfully raised $853 million of total gross proceeds in the summer of 2023.*
*See section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the SEC for a more detailed discussion.
Compensation Philosophy and Objectives
The overall objective of our executive compensation program is to tie executive compensation to the performance of our company, and to motivate our executives, including our named executive officers, to deliver on our long-term success. As a development stage company, our focus has been to link executive compensation with operational performance of the Company, including key milestones regarding product development, planning, scale-up, and partner/customer acquisition, among other factors.

Our executive compensation program is designed with a mix of short-term and long-term components, cash and equity elements, and fixed and contingent payments in proportions that we believe provide appropriate incentives to retain and motivate our named executive officers and other senior executives to achieve success in our business.
Our future success depends, in part, on our ability to continue to attract and retain highly skilled talent within our organization. Our executive compensation philosophy is intended to:
•align rewards with our culture and mission of delivering the benefits of self-driving technology safely, quickly, and broadly;
•provide competitive total pay opportunity to attract, retain, and motivate leaders;
•position pay competitively to market comparison data, based on a mix of early-stage technology and mature technology companies where we compete for talent;
•provide a majority of compensation in long term equity aligned to reward for sustained company performance over time through stock price appreciation; and
•pay for performance through short term variable cash and long-term equity awards.
Based on this philosophy, we have designed our executive compensation program at levels we consider market competitive to drive the achievement of strong overall results, and particularly long-term operational objectives.
Our Commitment to Best Practices
We maintain compensation policies and practices that are consistent with sound governance standards. Our compensation committee evaluates our executive compensation program on an ongoing basis to ensure that it is consistent with our objectives and philosophy.
Our compensation philosophy is strengthened because we adhere to strong compensation governance practices:

What We Do	What We Don’t Do
✔ 100% of directors on our compensation committee are independent	✘ No pension plans or supplemental retirement plans
✔ Retain an independent compensation advisor who advises the compensation committee	✘ No pledging of our stock by directors or executive officers
✔ A significant portion of compensation for named executive officers is at-risk, and based on our stock price performance	✘ No short sales, hedging or margin accounts
✔ Annual review of named executive officer compensation and competitive market data	✘ No excise tax gross-ups upon a change in control
✔ Double-trigger change in control arrangements	✘ No guaranteed bonuses
✔ Assess the risk-reward balance of our compensation programs to mitigate undue risks	✘ No excessive perquisites
✔ Performance-based compensation is subject to our clawback policy	✘ No dividends on unvested restricted stock unit awards

2023 Executive Compensation Highlights
Our 2023 executive compensation program was designed to be consistent with our executive compensation philosophy. Highlights of our 2023 executive compensation program include:
•No changes to base salary other than in connection with promotions or appointments. We made no changes to the base salary of our named executive officers except in connection with an executive officer’s promotion or appointment.
•Bonuses reflecting pay-for-performance values. A significant portion of compensation payable to our executive officers was contingent on meeting performance criteria related to key milestones and corporate strategic objectives.
•Competitive Equity Awards. We granted restricted stock units and options to our named executive officers (other than our CEO) that align the interests of our executive officers with those of our stockholders.
Compensation-Setting Process
Role of Compensation Committee
Each year, our compensation committee conducts a review of our executive compensation program and related policies and practices. Our compensation committee assesses the prior year performance of the Company and our executives, and establishes (1) a bonus plan, including target pay levels, metrics and performance criteria for the year or the performance period, applicable to all of our eligible employees, including our named executive officers, (2) an annual equity award budget and grants for our executives, including our named executive officers, and (3) the base salary of our executives, including our named executive officers. In determining the compensation of our executive team members for 2023, including our named executive officers, our compensation committee reviewed the compensation arrangements of our executives, including base salary, target bonus opportunities and annual equity awards, and considered our overall strategic business plan as well as an analysis of competitive market data prepared by the compensation consultant engaged by the committee. Market data was used primarily as a reference point for measuring the competitive marketplace, and was one factor among others, used by our compensation committee in determining executive compensation. Other factors our compensation committee considers in making its executive compensation decisions include input from our Chief Executive Officer and Senior Vice President of People (except with respect to their own compensation), core responsibilities and criticality of role, past individual performance and expected future contributions, the vesting status and value of outstanding equity awards, and internal pay equity based on their impact on the business and performance.
Role of Management
In carrying out its responsibilities, our compensation committee works with members of our management, including our Chief Executive Officer and Senior Vice President of People. In 2023, these members of management assisted our compensation committee in developing our executive annual bonus plan based on metrics that contain appropriately rigorous goals and target levels. Our Chief Executive Officer provides recommendations on compensation matters for our employees in general and all of his direct reports, including our named executive officers (other than for himself). Our Chief Executive Officer, General Counsel, and Senior Vice President of People usually attend compensation committee meetings. No members of management participate in compensation committee deliberations or decisions regarding their own compensation and none of them are present when their own compensation is determined.
Role of Compensation Consultant
Semler Brossy Consulting Group, LLC (“Semler Brossy”) has been engaged by our compensation committee and serves as its compensation consultant. Semler Brossy reviews the compensation arrangements of our executives and generally assists our compensation committee in analyzing executive compensation, and the compensation of the non-employee members of our board of directors. Semler Brossy provides support for our compensation committee by attending committee meetings, analyzing competitive compensation data and formulating recommendations for executive and non-employee director compensation, providing input on competitive practices, trends and regulatory developments relevant to our company, and input into the design of our incentive plans. Our compensation committee also requests specific analyses to assist them in the design and structure of our executive and non-employee director compensation programs.
Our compensation committee has determined that the work of Semler Brossy does not raise any “conflict of interest” in accordance with Item 407(e)(3)(iv) of Regulation S-K and the listing standards of Nasdaq.
Competitive Positioning
With respect to decisions regarding the 2023 compensation of our executives, including our named executive officers, our compensation committee reviewed survey data on the compensation practices of comparable early-stage technology and mature technology companies. This competitive data was used as one input into assessing the competitiveness and reasonableness of our compensation levels for our named executive offices. Our compensation committee did not establish a compensation peer group for 2023. Given the stage and uniqueness of our company, the committee believes that a broader set of market data is a better representation of the market for executive talent in which we compete. As our company continues to scale and grow, the committee will annually continue to evaluate our approach to analyzing the competitiveness of our pay programs.
2023 Compensation Overview
Our executive compensation program for 2023 consisted of the following principal compensation elements:

Component	Objective and Description

Base Salary
Base salary is a customary, fixed element of compensation intended to attract and retain our executives, including our named executive officers, and compensate them for their day-to-day efforts.
Our compensation committee reviews base salary every year, as well as at the time of a promotion or other change in responsibilities, and considers each executive’s performance, prior base salary level, competitive market data, breadth of role, and the other factors described in the “Compensation Setting Process-Role of Compensation Committee” section above.

Cash Incentive Bonus	We structure our cash incentive compensation opportunities under our Employee Incentive Compensation Plan to focus on the achievement of specific product milestones or corporate strategic objectives and personal performance that will further our longer-term growth objectives and align the interests of our executive officers with those of our stockholders.

Long-Term Incentive Equity Awards	We use equity awards to incentivize and reward our executives (including our named executive officers) for long-term corporate performance based on the value of our Class A common stock and, thereby, to align the interests of our executives with those of our stockholders. We grant stock options covering our Class A common stock with an exercise price set to the fair market value of a share on the date of grant, and full value awards for shares of our Class A common stock, or awards without a purchase price, such as restricted stock unit (“RSU”) awards.
Base Salary
Base salaries are set at a level that is commensurate with the executive’s duties and authorities, contributions, prior experience and sustained performance. Base salaries are reviewed annually, typically in connection with our annual performance review process, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. Our compensation committee does not benchmark cash compensation at any particular level against competitive market data, however it considers market survey data of cash compensation alone and total target compensation for each role in the determination of an individual’s base salary.
In 2023, our compensation committee reviewed the base salaries of Mr. Urmson, Mr. Tame and Mr. Shenai in light of the competitive market for executive talent and determined that no base salary adjustments were necessary to align total target cash compensation with competitive market levels. Our compensation committee reviewed Mr. Maday’s base salary in March 2023 during our company-wide annual compensation review process, and increased his then-base salary by 3.3%. Subsequently, Mr. Maday’s then-base salary was increased by 7.5% upon his appointment as Chief Financial Officer in June 2023. Ms. Fisher’s base salary was negotiated and set in connection with her appointment as President.
The following table sets forth the annual base salary as of December 31, 2023 (except as otherwise noted) for each of our named executive officers.

Name	2023 Base Salary ($)
Chris Urmson	400,000
Ossa Fisher	500,000
David Maday	500,000
Nolan Shenai	400,000
Richard Tame(1)	450,000
______________________________
(1)Mr. Tame’s employment terminated as of August 31, 2023, and the amount set forth above reflected Mr. Tame’s then-base salary immediately prior to his departure.
Cash Incentive Program
Pursuant to our Employee Compensation Incentive Plan, our named executive officers are eligible for cash incentive programs tied to product milestones and/or corporate strategic objectives and personal performance. These programs are designed to motivate short-term achievement against key company and individual performance goals. During the fiscal year ended December 31, 2023, our named executive officers were eligible for two separate cash incentive bonuses, a Feature Complete Bonus and a 2023 Cash Bonus.
The first cash incentive program (“Feature Complete Bonus”) was payable with respect to the performance period beginning January 1, 2022 and ended March 31, 2023. This program was designed to incentivize achievement of a critical milestone on our path to commercial launch — Feature Complete, and to drive excellence in individual performance. Each of our named executive officers was eligible for a target bonus amount, calculated based on their 2022 eligible earnings multiplied by their target bonus percentage in effect at the end of 2022. In April 2023, we announced the achievement of Feature Complete, confirming the final driving capabilities needed for our commercial launch, and funded our Feature Complete Bonus program at 100%. Following input and recommendation from the Company’s management (for executives other than themselves), our compensation committee reviewed each of our named executive officers’ individual performance, approved individual adjustments ranging approximately from 100% to 110% with respect to 50% of the respective bonus targets, and approved the final bonus amount for each of our named executive officers, based on the 100% company multiplier.
The second cash incentive program (“2023 Cash Bonus”) was payable with respect to the performance period beginning April 1, 2023 and ended December 31, 2023. This program was designed to incentivize achievement of certain product beta releases and milestones, and to drive excellence in individual performance. Our compensation committee ultimately determined that our final 2023 Cash Bonus payout would be based on the Company’s achievement against key 2023 milestones and individual performance during the performance period. Each of our named executive officers was eligible for a target bonus amount calculated based on their 2023 annualized weighted base salary multiplied by their applicable target bonus percentage. In March 2024, after deliberation with our Board and the compensation committee, our management evaluated the Company’s overall performance, acknowledging our major accomplishments in 2023 while noting areas for improved execution and/or progress. Following input and recommendation from the Company’s management, our compensation committee ultimately rated our company performance at 80%. Our compensation committee also reviewed each of our named executive officers’ individual performance approving adjustments ranging approximately from 100% to 160%, recognizing each named executive officer’s contributions to our fundraising activities, key milestones, operational goals, and other accomplishments in 2023, and approved the bonus amount payable to each of our named executive officers, based on the 80% company multiplier.
The following table sets forth the two cash bonuses in 2023 under our Employee Incentive Compensation Plan for each of our named executive officers.

Name	Feature Complete Bonus Target ($)	Feature Complete Bonus Paid in 2023 ($)	2023 Cash Bonus Target ($)	2023 Cash Bonus Approved Not Yet Paid ($)(4)
Chris Urmson	159,462	159,462	160,000	128,000
David Maday(1)	179,615	189,515	192,866	250,000
Ossa Fisher(2)	—	—	176,438	160,000
Nolan Shenai	133,243	136,622	160,000	190,000
Richard Tame(3)	179,308	179,654	—	—
______________________________
(1)Mr. Maday’s Feature Complete Bonus was approved and paid prior to his promotion to Chief Financial Officer in June 2023.
(2)Ms. Fisher joined the Company in February 2023, and was not eligible for the Feature Complete Bonus program.
(3)Mr. Tame’s employment terminated as of August 31, 2023, and was not eligible for the 2023 Cash Bonus program.
(4)2023 Cash Bonus amount is expected to be paid in April 2024.
Equity Compensation
Annual Refresh Equity Awards
Our compensation committee grants refresh equity awards to our named executive officers generally on an annual basis. These awards are made under our 2021 Equity Incentive Plan and are designed to motivate and reward executive officers to deliver against the Company’s performance goals, support the retention of top talent, and create ownership alignment with stockholders.
The compensation committee considers equity compensation and total target compensation market survey data for each role as well as an individual executive’s total equity holdings and values of vested and unvested grants in the determination of individual refresh equity awards to our named executive officers.
In March 2023, our compensation committee approved long-term incentive equity refresh grants to our employees generally, including certain of our named executive officers (excluding our Chief Executive Officer), in the form of time-based RSUs and stock options. The compensation committee decided to grant these time-based RSU and stock option awards as a retention tool as they vest based on continued service over time and their value is directly linked to stock price, therefore rewarding executive officers for sustained growth and aligning their interests directly with those of our stockholders.
The amount of the refresh awards varied among the executive officers, taking into account the value of unvested equity awards already held by them, their relative contributions during 2022, and anticipated levels of responsibility for key corporate objectives in 2023. Additionally, given our stock price at the time of the annual refresh grant, the committee considered both the grant date fair value of the awards as well as the total number of options and RSUs that would be granted to each individual. For our annual refresh grants in 2023, we shifted to a two-year vesting period and adjusted the number of options and RSUs granted proportionally.

The table below lists the refresh equity awards that our named executive officers received in March 2023:

Name	Number of Stock Options	Number of RSUs
Nolan Shenai(1)	80,000	80,000
David Maday(2)	100,000	100,000
Richard Tame	100,000	100,000
______________________________
(1)In accordance with the Company’s general practices, Mr. Shenai’s 2023 refresh equity award accounted for his appointment as General Counsel and Secretary in October 2022.
(2)Mr. Maday’s 2023 refresh awards were granted prior to his promotion to Chief Financial Officer in June 2023.
These RSU awards vest on equal quarterly installments over a two-year period and the option awards vest on equal monthly installments over two years, in both cases with a vesting commencement date of February 20, 2023, subject to the recipient’s continuing to be a service provider through the applicable vesting date. Mr. Urmson did not received an equity award in 2023 as we believe his large ownership stake in the Company is currently sufficient to align his interests and performance with long-term Company and stockholder interests.
The grant date fair values of the equity awards granted to our named executive officers are listed in the “Stock Awards” column of the Summary Compensation Table for Fiscal Year 2023 and in the Grants of Plan-Based Awards for Fiscal Year 2023 table below.
New-Hire and Promotion Equity Awards
New hire and promotion equity awards are determined based on our internal equity grant guidelines and through arm’s-length negotiations at the time of hire. In making these awards, we consider, among other things, the prospective role and responsibility of the individual executive, competitive factors, the expectations concerning the size of the equity award, the cash compensation to be received by the executive, and the need to create a meaningful opportunity for rewards predicated on the creation of long-term stockholder value.
In connection with her appointment as President, Ms. Fisher received a one-time award of 2,000,000 RSUs and 2,000,000 stock options, each subject to the terms of our 2021 Equity Incentive Plan.
In connection with his promotion to Chief Financial Officer, Mr. Maday received awards of 750,000 RSUs, and 750,000 options, each subject to the terms of our 2021 Equity Incentive Plan.
The RSUs and stock options granted to Ms. Fisher and Mr. Maday vest in accordance with the time-based vesting schedules described in the Outstanding Equity Awards at 2023 Year-End table below.
Other Equity Awards
In addition, we may grant equity awards to our executives when our compensation committee determines that such awards are necessary or appropriate to recognize company-wide and individual performance, in recognition of a promotion, or to achieve our retention objectives. Consistent with our compensation objectives, we believe this approach helps to ensure that the interests of the executive team members are aligned with those of our stockholders and that we are able to attract and reward our top talent. We currently plan to continue using RSU and stock option awards to deliver long-term incentive compensation opportunities to our executives. We did not grant any additional equity awards beyond what is described in the prior “Annual Refresh Equity Awards” and “New Hire and Promotion Equity Awards” sections above to our named executive officers.

Welfare and Other Employee Benefits
We provide benefits to our executives, including our named executive officers, on the same basis as provided to all of our employees, including health, dental and vision insurance; life insurance; accidental death and dismemberment insurance; short-and long-term disability insurance; and a health savings account to those participating in a high deductible health plan.
We provide a tax-qualified Section 401(k) plan for all employees, including the named executive officers. We do not provide a match for participants’ elective contributions to the 401(k) plan, nor do we provide to employees, including our named executive officers, any other retirement benefits, including but not limited to tax-qualified defined benefit plans, supplemental executive retirement plans, nonqualified deferred compensation plans, and nonqualified defined contribution plans.
Perquisites
Our executives, including our named executive officers, are eligible to participate in the same benefit and perquisite programs as our other employees.
Employment Arrangements
We have entered into an employment letter setting forth the terms and conditions of employment for each of our named executive officers. None of the employment letters has a specific term and each provides that the applicable named executive officer is an at-will employee.
Post-Employment Compensation
We maintain a Change in Control and Severance Policy, or our Severance Policy, pursuant to which our executive officers and certain other key employees are eligible to receive severance benefits, as specified in and subject to the employee signing a participation agreement under our Severance Policy. This Severance Policy was developed with input from our compensation consultant regarding severance practices at comparable companies, and is designed to serve our retention objectives by providing protection to our executives and other key employees so they can maintain continued focus and dedication to their responsibilities to maximize stockholder value, including during potentially uncertain periods. We believe the benefits provided pursuant to the Severance Policy are consistent with the benefits offered by companies with whom we compete for talent, and accordingly allow us to attract and retain the highest level of talented and experienced executive officers. The Severance Policy generally will be in lieu of any other severance payments and benefits to which such key employee was entitled prior to signing the participation agreement, except as specifically provided under that employee’s participation agreement under the Severance Policy.
Our board of directors has designated each of our named executives as a participant under our Severance Policy eligible for the rights to the applicable payments and benefits described in the section titled “Potential Payments Upon Termination or Change in Control.”
Other Compensation Policies
Compensation Recovery Policy
We have adopted a clawback policy that states that, in the event the Company is required to prepare an accounting restatement, the Company will recover incentive-based compensation received by any current or former executive that was based upon the attainment of a financial reporting measure that was erroneously awarded during the three-year period preceding the date the restatement was required. This clawback policy is intended to comply with, and will be interpreted in a manner consistent with, Section 10D of the Exchange Act.

Derivatives Trading, Hedging and Pledging Policy
Pursuant to our insider trading policy, our employees, including the members of our executive team and the members of our board of directors, are prohibited from engaging in transactions involving derivative securities or otherwise that would hedge the risk of ownership of our equity securities and from pledging our equity securities as collateral for any loan or as part of any other pledging transaction, or holding our common stock in margin accounts.
Tax and Accounting Considerations
Tax Considerations
We have not provided any of our named executive officers with a gross-up or other reimbursement for tax amounts the individual might pay pursuant to Code Sections 280G, 4999 or 409A. Code Sections 280G and 4999 provide that named executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of our Company that exceeds certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Code Section 409A also imposes significant taxes on the individual in the event that an executive officer, director or other service provider receives “deferred compensation” that does not meet the requirements of Code Section 409A.
Under Code Section 162(m), we are subject to limits on the deductibility of executive compensation. Deductible compensation is limited to $1 million per year for our Chief Executive Officer and certain of our current and former highly compensated executive officers that are “covered employees” under Code Section 162(m) (collectively “covered employees”). While we cannot predict how the deductibility limit may impact our compensation program in future years, we intend to maintain an approach to executive compensation that strongly links pay to performance. We have not adopted a formal policy regarding tax deductibility of compensation paid to our named executive officers. The compensation committee may consider tax deductibility under Code Section 162(m) as a factor in its compensation decisions, and retains the flexibility to provide compensation for the executive officers in a manner consistent with the goals of the Company’s executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m).
Accounting Considerations
We take financial reporting implications into consideration in designing compensation plans and arrangements for the members of our executive team, other employees and the non-employee members of our board of directors. These accounting considerations include Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), the standard which governs the accounting treatment of stock-based compensation awards and require us to estimate the fair value of each equity award (including stock options and RSUs) and record the compensation expense over the underlying vesting period each award.
Stockholder Advisory Vote on Executive Compensation
At our 2024 annual meeting, for the first time, we will be conducting a non-binding stockholder advisory vote on the compensation of our named executive officers (commonly known as a “Say-on-Pay” vote) and a non-binding advisory vote on the frequency of future Say-on-Pay votes (commonly known as a “Say-When-On-Pay” vote). See Proposals No. 3 and 4 in this proxy statement.
We value the opinions of our stockholders. Our goal is to be responsive to our stockholders and ensure we understand and address their concerns and observations. Our compensation committee will consider the outcome of any future Say-on-Pay vote, as well as feedback received throughout the year, when making compensation decisions for our named executive officers.

Compensation Risk Assessment
Our compensation committee supervises management of risks relating to our compensation programs in conjunction with input from the Company’s management and the committee’s independent consultant. Both the management and our compensation committee have evaluated the risks associated with our compensation policies and practices for all employees, including our named executive officers. Our plans and programs encompass certain features that help mitigate the likelihood of excessive risk-taking, which include:
•a significant portion of pay tied to equity compensation which vests generally over two to four years and helps to mitigate risk taking given the long-term nature of stock options and restricted stock units;
•annual non-equity incentive programs with performance measured against the level of achievement of key milestones which are not purely formulaic and represent a smaller portion of pay with protocols in place to ensure that Company’s long-term focus is prioritized; and
•compensation committee’s oversight and approval of final determined payouts.
Based on the results of this assessment and input from our compensation committee’s independent consultant, we do not believe that our compensation plans and programs for all employees, including our named executive officers, create risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Committee Report
The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and Aurora’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
Respectfully submitted by the members of the compensation committee of the Board of Directors:
Michelangelo Volpi (Chair)
Brittany Bagley
Claire D’Oyly-Hughes Johnson
This Compensation Committee Report is required by the Securities and Exchange Commission (the “SEC”) and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

Summary Compensation Table for Fiscal Year 2023
The following table sets forth information regarding the compensation reportable for our named executive officers for the fiscal year ended December 31, 2023 and prior years where applicable, as determined under SEC rules.

Name and Principal Position	Year	Salary($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)

Chris Urmson	2023	400,000	—	—	—	287,462	—		687,462

Chief Executive Officer	2022	398,654	—	3,452,089	—	—	—		3,850,743

	2021	330,000	99,000	—	—	—	—		429,000

David Maday(3)	2023	481,096	—	1,694,500	930,222	439,515	—		3,545,333

Chief Financial Officer

Ossa Fisher(4)	2023	432,692	—	2,840,000	1,612,000	160,000	—		5,044,692

President

Nolan Shenai	2023	400,000	—	113,600	61,768	326,622	—		901,990

General Counsel and Secretary	2022	333,108	—	376,511	69,575	—	—		779,194

Richard Tame(5)	2023	309,808	—	142,000	77,210	179,654	201,236	(6)	909,908

Former Chief Financial Officer	2022	448,269	—	792,116	139,151	—	—		1,379,536

	2021	358,462	158,000	—	—	—	29,605	(7)	546,067
_____________________________
(1)The vesting terms of the award are set forth in the “Outstanding Equity Awards at Fiscal 2023 Year End” table below. For stock awards reflected in the table above, the dollar value of the RSU awards shown in the “Stock Awards” column represents the aggregate grant date fair value calculated on the basis of the fair market value of the underlying shares of Class A common stock on the grant date in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock options shown in the “Option Awards” are set forth in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for our fiscal year ended December 31, 2023. The actual value that the named executive officer will realize on each RSU or option award will depend on the price per share of our shares of Class A common stock at the time shares underlying the RSUs or options are sold. Accordingly, these amounts do not necessarily correspond to the actual value recognized or that may be recognized by our named executive officers.
(2)Non-Equity Incentive Plan Compensation reflected in the table above consists of the Feature Complete Bonus, paid in April 2023, and the 2023 Cash Bonus, approved in March 2024 and expected to be paid in April 2024.
(3)Mr. Maday was appointed as our Chief Financial Officer effective June 14, 2023.
(4)Ms. Fisher was appointed as our President effective February 13, 2023.
(5)Mr. Tame resigned as our Chief Financial Officer on June 12, 2023.
(6)Represents severance paid to Mr. Tame in accordance with his Separation Agreement and Release with Aurora.
(7)Represents reimbursed relocation expenses to Mr. Tame. This amount was previously inadvertently omitted from our Summary Compensation Table. We have made a corresponding correction to the amount set forth in the “Total” column.
Narrative Disclosure to Named Executive Officers Summary Compensation Table
For 2023, the compensation program for our named executive officers consisted of base salary, cash incentive compensation, and equity incentive compensation delivered in the form of RSUs and stock options.

Employment Arrangements
We have entered into confirmatory employment letter agreements with each of our named executive officers. Each confirmatory employment letter agreement does not have a specific term and provides that the named executive officer is an at-will employee. The material terms of each named executive officer’s employment are set forth below.
Chris Urmson
In March 2022, Mr. Urmson entered into a confirmatory employment letter with Aurora. The confirmatory employment letter has no specific term and provides for at-will employment. Mr. Urmson’s annual base salary as of December 31, 2023 was $400,000 and his annual target bonus was 40% of his annual base salary.
David Maday
In June 2023, Mr. Maday entered into an employment letter agreement with Aurora. The employment letter agreement has no specific term and provides for at-will employment. Mr. Maday’s annual base salary as of December 31, 2023 was $500,000, and his annual target bonus was 40% of his annualized salary for the fiscal year ended 2023. In connection with his appointment as Chief Financial Officer, Mr. Maday received a one-time award of 750,000 RSUs and 750,000 stock options.
Ossa Fisher
In December 2022, Ms. Fisher entered into an employment letter agreement with Aurora. The employment letter agreement has no specific term and provides for at-will employment. Ms. Fisher’s annual base salary as of December 31, 2023 was $500,000, and her annual target bonus was 40% of her annual base salary. In connection with her appointment as President, Ms. Fisher received a one-time award of 2,000,000 RSUs and 2,000,000 stock options.
Nolan Shenai
In December 2022, Mr. Shenai entered into an employment agreement with Aurora in connection with his appointment as General Counsel and Secretary. The employment letter has no specific term and provides for at-will employment. Pursuant to the employment letter, Mr. Shenai’s annual base salary as of December 31, 2023 was $400,000, and his annual target bonus is 40% of his annual base salary.
Richard Tame
In August 2023, Mr. Tame entered into a Separation Agreement and Release with Aurora (“Separation Agreement”). Pursuant to the Separation Agreement, Mr. Tame became entitled to a one-time severance payment in the amount of $201,236, less applicable withholdings, within ten (10) business days after the effective date of the Separation Agreement. Pursuant to the Separation Agreement, Mr. Tame’s participation in all benefits, including, but not limited to, the accrual of bonuses and vesting of equity awards, ceased as of August 31, 2023.
Employee Incentive Compensation Plan
The Employee Incentive Compensation Plan (the “Incentive Compensation Plan”) was adopted in connection with the Business Combination and became effective upon the closing of the Business Combination. Our Incentive Compensation Plan allows our compensation committee to provide cash incentive awards to employees selected by our compensation committee, including our named executive officers, based upon performance goals established by our compensation committee. Pursuant to the Incentive Compensation Plan, our compensation committee, in its sole discretion, may establish a target award for each participant and a bonus pool, with actual awards payable from such bonus pool, with respect to the applicable performance period.

Grants of Plan-Based Awards for Fiscal Year 2023
The following table sets forth information regarding the grants of plan-based awards made to our named executive officers for fiscal year 2023.

Name	Grant Date(1)	Date of Board Action to Grant the Award		Target ($)		All Other Stock Awards: Number of shares of stock or units (#)	All Other Stock Awards: Number of shares of stock underlying options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)

Chris Urmson	—	—		159,462	(2)	—	—	—	—
	—	—		160,000	(3)	—	—	—	—
David Maday	—	—		179,615	(2)	—	—	—	—
	—	—		192,866	(3)	—	—	—	—
	3/8/2023	—		—		—	100,000	1.42	77,210
	6/14/2023	6/13/2023	(5)	—		—	125,000	2.07	134,737
	6/14/2023	6/13/2023	(5)	—		—	500,000	2.07	568,550
	6/14/2023	6/13/2023	(5)	—		—	125,000	2.07	149,725
	3/8/2023	—		—		100,000	—	—	142,000
	6/14/2023	6/13/2023	(5)	—		125,000	—	—	258,750
	6/14/2023	6/13/2023	(5)	—		500,000	—	—	1,035,000
	6/14/2023	6/13/2023	(5)	—		125,000	—	—	258,750
Ossa Fisher	—	—		—	(2)	—	—	—	—
	—	—		176,438	(3)	—	—	—	—
	3/8/2023	—		—		—	2,000,000	1.42	1,612,000
	3/8/2023	—		—		2,000,000	—	—	2,840,000
Nolan Shenai	—	—		133,243	(2)	—	—	—	—
	—	—		160,000	(3)	—	—	—	—
	3/8/2023	—		—		—	80,000	1.42	61,768
	3/8/2023	—		—		80,000	—	—	113,600
Richard Tame(6)	—	—		179,308	(2)	—	—	—	—
	3/8/2023	—		—		—	100,000	1.42	77,210
	3/8/2023	—		—		100,000	—	—	142,000
______________________________
(1)Shares reported represent awards granted under the 2021 Equity Incentive Plan. Each award is subject to the service-vesting condition described in the footnotes to the table below titled “Outstanding Equity Awards at Fiscal Year 2023 Year-End.”
(2)Targets reported represented the Feature Complete Bonus target amount and was based upon the achievement of a key corporate milestone and individual performance covering the period beginning January 1, 2022 and ended March 31, 2023. See table included in the “Cash Incentive Program” section above for the actual amounts paid in 2023. Ms. Fisher was not eligible for the Feature Complete Bonus.
(3)Targets reported represented the 2023 Cash Bonus target amount and was based upon key corporate strategic objectives and individual performance covering the period beginning April 1, 2023 and ended December 31, 2023 and is expected to be paid in April 2024. See table included in the “Cash Incentive Program” section above for the actual amounts payable.
(4)The amounts reported represent the aggregate grant date fair value of each stock award and option award computed in accordance with FASB ASC Topic 718. Such grant date fair value does not take into account any estimated forfeitures related to service vesting conditions. Information about the assumption used in the calculations of these amounts are included in Note 2 and Note 8 to the Company’s financial statements for the year ended December 31, 2023 included in the Company’s Annual Report on Form 10-K for such year.
(5)Our compensation committee approved the grant of the applicable equity award to Mr. Maday, effective as of the later of June 14, 2024 at 3:00 pm. PT and (b) the date the last committee member has signed the unanimous written consent.
(6)Mr. Tame’s employment terminated as of August 31, 2023, and was not eligible for the 2023 Cash Bonus program.

Outstanding Equity Awards at 2023 Year-End
The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2023.

	Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(18)
Chris Urmson	3/15/2022	—		—		—	—	72,280	(1)	315,864
David Maday	2/1/2021	582,056		134,321	(2)	3.67	2/1/2031	—		—
	8/9/2022	109,052	(3)	—		2.44	8/9/2032	—		—
	3/8/2023	41,666		58,334	(4)	1.42	3/8/2033	—		—
	6/14/2023	125,000	(5)	—		2.07	6/14/2033	—		—
	6/14/2023	—		500,000	(6)	2.07	6/14/2033	—		—
	6/14/2023	—		125,000	(7)	2.07	6/14/2033	—		—
	3/15/2022	—		—		—	—	10,116	(8)	44,207
	3/15/2022	—		—		—	—	71,842	(9)	313,950
	3/15/2022	—		—		—	—	12,387	(10)	54,131
	3/8/2023	—		—		—	—	62,500	(11)	273,125
	6/14/2023	—		—		—	—	500,000	(12)	2,185,000
	6/14/2023	—		—		—	—	125,000	(13)	546,250
Ossa Fisher	3/8/2023	—		2,000,000	(14)	1.42	3/8/2033	—		—
	3/8/2023	—		—		—	—	2,000,000	(15)	8,740,000
Nolan Shenai	2/1/2021	248,740		49,750	(16)	3.67	2/1/2031	—		—
	8/9/2022	54,526	(3)	—		2.44	8/9/2032	—		—
	3/8/2023	33,333		46,667	(4)	1.42	3/8/2033	—		—
	4/30/2022	—		—		—	—	32,148	(17)	140,487
	3/8/2023	—		—		—	—	50,000	(11)	218,500
_____________________________
(1)1/4th of the shares subject to the award vested on May 20, 2023, and each of the 3 quarterly vesting dates thereafter, subject to continued service with Aurora through the applicable vesting date.
(2)1/4th of the shares subject to the option vested on September 14, 2021, and 1/36th of the remaining shares vest monthly thereafter, subject to continued service with Aurora through the applicable vesting date.
(3)All of the shares subject to the option vested on August 20, 2023.
(4)1/24th of shares subject to the option vested on March 20, 2023, and 1/24th of the total number of shares subject to the option vest monthly thereafter, subject to continued service with Aurora through the applicable vesting date.
(5)1/7th of the shares subject to the option vested monthly following May 20, 2023.
(6)1/24th of the shares subject to the option vest monthly following December 20, 2023, subject to continued service with Aurora through the applicable vesting date.
(7)1/12th of the shares subject to the option will vest monthly following December 20, 2025, subject to continued service with Aurora through the applicable vesting date.
(8)1/4th of the shares subject to the award vested on May 20, 2023, and each of the 3 quarterly vesting dates thereafter, subject to continued service with Aurora through the applicable vesting date.
(9)1/4th of the shares subject to the award vest on May 20, 2024, and each of the 3 quarterly vesting dates thereafter, subject to continued service with Aurora through the applicable vesting date.
(10)1/4th of the shares subject to the award vest on May 20, 2025, and each of the 3 quarterly vesting dates thereafter, subject to continued service with Aurora through the applicable vesting date.
(11)1/8th of the shares subject to the award vest on May 20, 2023, and each of the 7 quarterly vesting dates thereafter, subject to continued service with Aurora through the applicable vesting date.
(12)1/8th of the shares subject to the award vest on February 20, 2024, and each of the 7 quarterly vesting dates thereafter, subject to continued service with Aurora through the applicable vesting date.

(13)1/4th of the shares subject to the award vest on February 20, 2026, and each of the 3 quarterly vesting dates thereafter, subject to continued service with Aurora through the applicable vesting date.
(14)1/4th of the shares subject to the option vest on February 20, 2024, and 1/36th of the remaining shares vest monthly thereafter, subject to continued service with Aurora through the applicable vesting date.
(15)1/4th of the shares subject to the award vest on February 20, 2024, and each of the 12 quarterly vesting dates thereafter, subject to continued service with Aurora through the applicable vesting date.
(16)1/4th of the shares subject to the option vested on August 3, 2021, and 1/36th of the remaining shares subject to the option vest monthly thereafter, subject to continued service with Aurora through the applicable vesting date.
(17)1/16th of the shares subject to the award vested on May 20, 2022 and each of the 15 quarterly vesting dates thereafter, subject to continued service with Aurora through the applicable vesting date.
(18)This amount reflects the fair market value of Aurora’s common stock of $4.37 per share as of December 29, 2023, multiplied by the amount shown in the column for Number of Shares of Stock That Have Not Vested.
Option Exercises and Stock Vested

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Chris Urmson	—		—	332,488	706,898
David Maday	—		—	309,991	870,805
Ossa Fisher	—		—	—	—
Nolan Shenai	—		—	98,814	278,922
Richard Tame	540,573	(3)	236,512	134,052	416,441
_____________________________
(1)The value realized on exercise reflects the difference between the fair market value of our Class common stock on the date of exercise based on the market price at exercise and the strike price of the stock options exercised.
(2)The value realized on vesting is pre-tax and determined by multiplying (i) the number of shares of common stock acquired upon vesting of RSUs by (ii) the closing price of our Class A common stock on the RSU vesting date. It is our policy to release vested RSUs on each quarterly vesting date, which are February 20, May 20, August 20, and November 20 of each calendar year (or, in the event the vest date occurs on a holiday or weekend, the closing price of our Class A common stock on the immediately following trading day).
(3)Represented options that were exercised during the post-termination exercise period. Mr. Tame paid the aggregate exercise price for 308,827 options and satisfied the tax withholding obligations in connection with the exercise of such options by a net exercise arrangement.
Potential Payments upon Termination or Change in Control
On August 14, 2023, our compensation committee approved a new Change in Control and Severance Policy (the “Severance Policy”), which provides a standardized approach for the receipt of severance and change in control payments and benefits by certain employees of the Company and its subsidiaries that are designated as participants in the Severance Policy by the Committee (“Eligible Employees”). Eligible Employees include the Company’s named executive officers.
Under the Severance Policy, if, within the period beginning on and ending 12 months following a “change in control” (such period, the “Change in Control Period”), we terminate the employment of the applicable Eligible Employee other than for “cause,” death or “disability,” or the Eligible Employee resigns for “good reason” (as such terms are defined in the Policy) (in each case, an “Involuntary Termination”) and, within 60 days following the Eligible Employee’s termination, the Eligible Employee executes an irrevocable separation agreement and release of claims (the “Release Requirement”), the Eligible Employee is entitled to receive from the Company (1) a lump sum severance payment equal to 100% of Eligible Employee’s annual base salary, (2) a lump sum payment equal to 100% of the target bonus in effect for the fiscal year in which such termination occurs, prorated for the number of full months of employment occurring during the year of termination, (3) payment or reimbursement for medical insurance premiums under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for up to 12 months, and (4) accelerated vesting as to 100% of the Eligible Employee’s outstanding unvested equity awards that are subject to time-based vesting.

In addition, under the Severance Policy, if an Eligible Employee experiences a termination of employment other than for cause, death or disability outside of a Change in Control Period, then, subject to the Release Requirement, the Eligible Employee is entitled to receive (1) continuing payments of severance pay at a rate equal to the aggregate amount of the Eligible Employee’s base salary over 6 months, and (2) payment or reimbursement for medical insurance premiums under COBRA for up to 6 months.
The Severance Policy has a term of three years generally and auto-renews for additional 1-year terms unless the Company elects to non-renew the policy within 60 days prior to the end of the term.
The following table sets forth the potential payments that would have been provided to each of our named executive officers under each of the circumstances specified below if he or she had terminated employment with the Company effective December 31, 2023.

	Termination Without Cause or Resignation for Good Reason			Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control (“Double Trigger”)
Name	Salary Severance ($)(1)		Value of Continued Health Coverage ($)(2)	Salary Severance ($)(3)	Bonus Severance ($)(4)	Value of Continued Health Coverage ($)(5)	Value of Accelerated Vesting ($)(6)(7)

Chris Urmson	200,000		13,009	400,000	160,000	26,017	315,864
David Maday	250,000		13,009	500,000	192,866	26,017	5,120,273
Ossa Fisher	250,000		—	500,000	176,438	—	14,640,000
Nolan Shenai	200,000		13,009	400,000	160,000	26,017	531,479
Richard Tame	201,236	(8)	—	—	—	—	—
_____________________________
(1)Salary severance consists of continuing salary payments over 6 months at a rate equal to the aggregate amount of our named executive officer’s base salary as of December 31, 2023.
(2)Benefit coverage includes the payment or reimbursement of premiums to maintain group health insurance continuation benefits pursuant to COBRA for the named executive officer and their dependents for up to 6 months. Ms. Fisher did not receive medical, vision or dental coverage from the Company.
(3)Salary severance consists of a lump-sum payment equal to 100% of each named executive officer’s annual base salary as of December 31, 2023.
(4)Bonus severance consists of a lump sum payment equal to 100% of the target non-equity incentive compensation for the year ended December 31, 2023, as reported in the Grants of Plan-Based Awards for Fiscal Year 2023 table above. This amount is prorated to reflect each named executive officer’s actual days of service for the year.
(5)Benefit coverage includes the payment or reimbursement of premiums to maintain group health insurance continuation benefits pursuant to COBRA for the named executive officer and their dependents for up to 12 months. Ms. Fisher does not receive medical, vision or dental coverage from the Company.
(6)For each named executive officer, 100% accelerated vesting of all outstanding equity awards.
(7)The value of accelerated RSUs was determined by (i) multiplying the number of shares of common stock acquired upon the acceleration of vesting of RSUs by (ii) the closing price of our Class A common stock on December 29, 2023, which was $4.37. The value of accelerated options, as applicable, was determined by multiplying (i) the number of unvested and accelerated options by (ii) the closing price of our Class A common stock on December 29, 2023, which was $4.37, minus the option’s exercise price.
(8)Represents the amount paid to Mr. Tame in accordance with his Separation Agreement. Mr. Tame’s employment terminated as of August 31, 2023.

Pay versus Performance
Under rules adopted pursuant to the Dodd-Frank Act, we are required to disclose certain information about the relationship between the compensation actually paid to our named executive officers and certain measures of company performance. The material that follows is provided in compliance with these rules; however, additional information regarding our compensation philosophy, the structure of our performance-based compensation programs, and compensation decisions made this year is described above in our “Compensation Discussion and Analysis”.
The table below shows Compensation Actually Paid (as defined by the SEC in Item 402(v) of Regulation S-K) for our named executive officers or “NEOs” and our financial performance for the years shown in the table. For purposes of this discussion, our Chief Executive Officer is also referred to as our principal executive officer or “PEO” and our other named executive officers are referred to as our “Non-PEO NEOs”. We do not have a company-selected measure (“CSM”) because our named executive officers’ compensation is not linked to any other financial performance measures.
Pay versus Performance Table

Fiscal Year	Summary Compensation Table Total for PEO(1),(2)	Compensation Actually Paid to PEO(1),(3)	Average Summary Compensation Table Total for Non-PEO NEOs(1),(2)	Average Compensation Actually Paid to Non-PEO NEOs(1),(3)	Value of an initial $100 Investment:		Net Income ($ Millions)(6)
					Total Shareholder Return(4)	Peer Group Total Shareholder Return(5)
2023	$687,462	$1,221,900	$2,600,481	$6,396,835	$45.52	$82.46	($796)
2022	$3,850,743	$2,240,345	$1,079,365	($1,736,733)	$12.60	$59.36	($1,723)
2021	$429,000	$429,000	$775,651	$4,065,098	$117.29	$90.20	($755)
_____________________________
(1)NEOs included in these columns reflect the following individuals:

Year	PEO	Non-PEO NEOs
2023	Chris Urmson	Richard Tame, Nolan Shenai, David Maday, Ossa Fisher
2022	Chris Urmson	Richard Tame, Nolan Shenai
2021	Chris Urmson	Richard Tame, William Mouat
(2)Amounts reflect Summary Compensation Table Total Pay for our NEOs for each corresponding year.
(3)Compensation Actually Paid (“CAP”) has been calculated based on the requirements and methodology set forth in the applicable SEC rules (Item 402(v) of Regulation S-K). The CAP calculation includes the end-of-year value of awards granted within the fiscal year, the change in fair value from prior year end of vested awards and the change in the fair value of unvested awards granted in prior years, regardless of if, when, or at which intrinsic value they will actually vest. To calculate CAP, the following amounts were deducted from and added to the total compensation number shown in the Summary Compensation Table:

Reconciliation of Summary Compensation Table Total to Compensation Actually Paid for PEO	Fiscal Year 2023 ($)	Fiscal Year 2022 ($)	Fiscal Year 2021 ($)

Summary Compensation Table Total	$687,462	$3,850,743	$429,000

Minus: Grant Date Fair Value of Option and Stock Awards Granted in Fiscal Year	$0	$3,452,089	$0

Plus: Fair Value at Fiscal Year-End of Outstanding and Unvested Option and Stock Awards Granted in Fiscal Year	$0	$489,769	$0

Plus: Change in Fair Value of Outstanding and Unvested Option and Stock Awards Granted in Prior Fiscal Years	$228,405	$0	$0
Plus: Fair Value at Vesting of Option and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$0	$1,351,922	$0

Plus: Change in Fair Value as of Vesting Date of Option and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$306,033	$0	$0

(Minus): Fair Value as of Prior Fiscal Year-End of Option and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$0	$0	$0

Plus: Value of Dividends or Other Earnings Paid on Option and Stock Awards Not Otherwise Reflected in Total Compensation	$0	$0	$0

Compensation Actually Paid	$1,221,900	$2,240,345	$429,000

Reconciliation of Average Summary Compensation Table Total to Average Compensation Actually Paid for Non-PEO NEOs	Fiscal Year 2023 ($)	Fiscal Year 2022 ($)	Fiscal Year 2021 ($)

Summary Compensation Table Total	$2,600,481	$1,079,365	$775,651

Minus: Grant Date Fair Value of Option and Stock Awards Granted in Fiscal Year	$1,867,825	$688,676	$269,387

Plus: Fair Value at Fiscal Year-End of Outstanding and Unvested Option and Stock Awards Granted in Fiscal Year	$5,060,762	$259,897	$381,933

Plus/(Minus): Change in Fair Value of Outstanding and Unvested Option and Stock Awards Granted in Prior Fiscal Years	$168,227	($1,590,585)	$1,958,288

Plus: Fair Value at Vesting of Option and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$224,506	$14,163	$230,470

Plus/(Minus): Change in Fair Value as of Vesting Date of Option and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$269,755	($810,897)	$988,143

Minus Fair Value as of Prior Fiscal Year-End of Option and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	($59,071)	$0	$0

Plus: Value of Dividends or Other Earnings Paid on Option and Stock Awards Not Otherwise Reflected in Total Compensation	$0	$0	$0

Compensation Actually Paid	$6,396,835	($1,736,733)	$4,065,098

For purposes of the above adjustments, the fair value of equity awards on the applicable date was determined in accordance with FASB’s ASC Topic 718, using valuation methodologies that are consistent with those used to determine the grant date fair value for accounting purposes.
The table below contains ranges of assumptions used in the valuation of outstanding equity awards for the relevant fiscal years. For more information, please see the notes to our financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and the footnotes to the Summary Compensation Table for Fiscal Year 2023 of this proxy statement.

	Fiscal Year 2023	Fiscal Year 2022	Fiscal Year 2021
Restricted Stock Units
Stock Price	$1.21 - $4.37	$11.26 - $1.21	$1.46 - $11.26

Stock Options
Expected Term	1.4 - 8.1	0.8 - 9.6	0.5 - 4.5
Strike Price	$1.42 - $3.67	$1.46 - $3.67	$1.41 - $3.67
Volatility	52.5% - 64.2%	47.8% - 65.9%	40.9% - 70.3%
Dividend Yield	0.0% - 0.0%	0.0% - 0.0%	0.0% - 0.0%
Risk-Free Interest Rate	3.3% - 5.0%	0.3% - 4.4%	0.0% - 0.7%
(4)Total Shareholder Return (“TSR”) represents the cumulative return on a fixed investment of $100 in the Company’s Class A common stock, for the period beginning on the first day of trading following the closing of the Business Combination, November 4, 2021, through the end of the applicable fiscal year.
(5)Peer Group Total Shareholder Return represents the cumulative return on a fixed investment of $100 in the S&P Software & Services Select Industry Index group for the period beginning on the first day of trading following the closing of the Business Combination, November 4, 2021, through the end of the applicable fiscal year.
(6)The dollar amounts reported represent the net income reflected in the Company’s audited financial statements for the applicable year.
Relationship between CAP vs. Cumulative TSR of Company and the Peer Group
The following chart illustrates the relationship between CAP for our PEO and the average CAP for our Non-PEO NEOs against the Company’s TSR, as well as the relationship between our TSR and the TSR of our peer group:

Relationship between CAP vs. Net Income
The following chart illustrates the relationship between CAP for our PEO and the average CAP for our Non-PEO NEOs against the Company’s net income:
All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference into any filing of Aurora Innovation, Inc. under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent we specifically incorporate such information by reference.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes our equity compensation plan information as of December 31, 2023. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders.

Plan Category	Class of Common Stock	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders(1)	Class A	204,334,274(2)	1.77(3)	193,474,312(4)
_____________________________
(1)Includes the Aurora Innovation, Inc. 2021 Equity Incentive Plan (the “2021 Plan”), the Aurora Innovation, Inc. 2017 Equity Incentive Plan (the “2017 Plan”), the OURS Technology Inc. 2017 Stock Incentive Plan (the “OURS Plan”) and the Blackmore Sensors & Analytics, Inc. 2016 Equity Incentive Plan (the “Blackmore Plan”). No additional awards will be granted under the 2017 Plan, the OURS Plan or the Blackmore Plan.
(2)Consists of 204,334,272 shares subject to options and restricted stock units that were outstanding as of December 31, 2023 that were issued under the 2021 Plan, the 2017 Plan, the OURS Plan and the Blackmore Plan.
(3)The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account the shares of our Class A common stock subject to outstanding RSUs, which have no exercise price.
(4)The 2021 Plan includes an evergreen provision that provides for an automatic annual increase to the number of shares of Class A common stock available for issuance under the 2021 Plan on the first day of each fiscal year beginning with the 2022 fiscal year, equal to the least of: (i) 120,900,000 shares of Class A common stock, (ii) 5% of the total number of shares of all classes of Aurora common stock outstanding as of the last day of our immediately preceding fiscal year and (iii) such lesser amount determined by the administrator. On May 26, 2023, our stockholders approved an amendment to the 2021 Plan to increase the number of shares reserved for issuance by 150,000,000 shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the beneficial ownership of our common stock as of March 5, 2024 by:
•each person, or group of affiliated persons, known by us to beneficially own more than 5% of our Class A or Class B common stock;
•each of our named executive officers;
•each of our directors; and
•all of our executive officers and directors as a group.
We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated, to our knowledge, the persons or entities identified in the table have sole voting power and sole investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.
We have based our calculation of the percentage of beneficial ownership on 1,182,084,590 shares of our Class A common stock and 366,869,709 shares of our Class B common stock outstanding as of March 5, 2024. We have deemed shares of our common stock subject to stock options and warrants that are currently exercisable or exercisable within 60 days of March 5, 2024 or issuable pursuant to RSUs which are subject to vesting and settlement conditions expected to occur within 60 days of March 5, 2024, to be outstanding and to be beneficially owned by the person holding the stock option, warrant or RSU for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address for each person or entity listed in the table is c/o Aurora Innovation, Inc., 1654 Smallman Street, Pittsburgh, Pennsylvania 15222.

	Shares Beneficially Owned				Percent of Total Voting Power(1)

	Class A Common Stock		Class B Common Stock+

Name of Beneficial Owner	Number	Percentage	Number	Percentage

Greater than 5% Stockholders:

Neben Holdings, LLC(2)	325,973,411	27.6%	—	—	6.7%

Entities affiliated with Index Ventures(3)	500,000	*	37,911,648	10.3%	7.8%

Amazon.com NV Investment Holdings LLC(4)	—	—	35,239,761	9.6%	7.3%

Entities affiliated with T. Rowe Price Investment Management, Inc.(5)	115,361,284	9.8%	—	—	2.4%

Entities affiliated with The Vanguard Group Inc.(6)	83,516,588	7.1%	—	—	1.7%

Entities affiliated with Morgan Stanley(7)	82,958,037	7.0%	—	—	1.7%

Entities affiliated with T. Rowe Price Associates, Inc.(8)	59,824,382	5.1%	—	—	1.2%

James Andrew Bagnell(9)	148,584	*	38,559,994	10.5%	8.0%

Named Executive Officers and Directors:

Chris Urmson(10)	485,127	*	145,831,739	39.8%	30.1%

David Maday(11)	1,314,230	*	—	—	*

Ossa Fisher(12)	885,018	*	—	—	*

Nolan Shenai(13)	450,894	*	—	—	*

Richard Tame	—	—	—	—	—

Sterling Anderson(14)	29,244	*	44,784,786	12.2%	9.2%

Reid Hoffman(15)	17,510,797	1.5%	782,088	*	*

Dara Khosrowshahi	—	—	—	—	—

Michelangelo Volpi(16)	1,851,851	*	—	—	*

Gloria Boyland(17)	49,197	*	—	—	*

Brittany Bagley	134,394	*	—	—	*

Claire D’Oyly-Hughes Johnson	81,283	*	—	—	*

All directors and executive officers as a group (12 persons)	22,792,035	1.9%	191,398,613	52.2%	39.9%
_____________________________
*Represents less than 1%.
+The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis, such that each holder of Class B common stock beneficially owns an equivalent number of shares of Class A common stock.
(1)Percent of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. Each holder of Class B common stock is entitled to ten votes per share of Class B common stock and each holder of Class A common stock is entitled to one vote per share of Class A common stock on all matters submitted to our stockholders for a vote. The Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law.
(2)Based on a Schedule 13D/A filed with the SEC on July 24, 2023 on behalf of Neben Holdings, LLC. Consists of 325,973,411 shares of Class A common stock held by Neben Holdings, LLC. Neben Holdings, LLC is a wholly owned indirect subsidiary of Uber Technologies, Inc., a publicly traded company. The registered address of Uber Technologies, Inc. is 1515 3rd Street, San Francisco, CA 94158.
(3)Based on a Schedule 13D filed with the SEC on November 15, 2021 on behalf of entities affiliated with Index Ventures. Consists of (i) 37,342,994 shares of Class B common stock held by Index Ventures Growth III (Jersey), L.P. (“Index Growth III”), (ii) 568,654 shares of Class B common stock held by Yucca (Jersey) SLP (“Yucca”), (iii) 492,500 shares of Class A common stock held by

Index Growth III, and (iv) 7,500 shares of Class A common stock held by Yucca. Index Venture Growth Associates III Limited (“IVGA III”) is the managing general partner of Index Growth III and may be deemed to have voting and dispositive power over the shares held by such fund. Yucca is the administrator of the Index co-investment vehicles that are contractually required to mirror the relevant Index funds’ investment, and IVGA III may be deemed to have voting and dispositive power over its allocation of shares held by Yucca. The address of the entities mentioned in this footnote is 5th Floor, 44 Esplanade, St. Helier, Jersey JE1 3FG, Channel Islands.
(4)Based on a Schedule 13G/A filed with the SEC on February 10, 2023 on behalf of entities affiliated with Amazon.com NV Investment Holdings LLC. Consists of 35,239,761 shares of Class B common stock held by Amazon.com NV Investment Holdings LLC, a wholly owned subsidiary of Amazon.com, Inc., a publicly traded company. The registered address of Amazon.com, Inc. is 410 Terry Avenue North, Seattle, WA 98109.
(5)Based on a Schedule 13G/A filed with the SEC on February 14, 2024 on behalf of entities affiliated with T. Rowe Price Investment Management, Inc. (“TRPIM”). Consists of 115,361,284 shares of Class A common stock beneficially owned by funds and accounts (severally and not jointly) that are advised or sub-advised by entities affiliated with TRPIM. TRPIM, as investment adviser, has dispositive and voting power with respect to the shares held by these funds and accounts. For purposes of the Securities Exchange Act of 1934, TRPIM may be deemed to be the beneficial owner of these shares; however, TRPIM expressly disclaims that it is, in fact, the beneficial owner of such securities. TRPIM is a wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company. The principal business address of TRPIM is 101 E. Pratt Street, Baltimore, MD 21201.
(6)Based on a Schedule 13G filed with the SEC on February 13, 2024 on behalf of entities affiliated with the Vanguard Group, Inc. (“Vanguard”). Vanguard has sole dispositive power as to 82,609,802 shares of Class A common stock, shared dispositive power as to 906,786 shares of Class A common stock and shared voting power with respect to 299,070 shares of Class A common stock. The address of Vanguard is 100 Vanguard Blvd. Malvern, PA 19355.
(7)Based on a Schedule 13G filed with the SEC on February 12, 2024 on behalf of entities affiliated with Morgan Stanley. The shares are held by affiliates of Morgan Stanley including Morgan Stanley Investment Management, Inc., a wholly-owned subsidiary of Morgan Stanley. The address of Morgan Stanley is 1585 Broadway New York, NY 10036.
(8)Based on a Schedule 13G filed with the SEC on February 14, 2024 on behalf of entities affiliated with T. Rowe Price Associates, Inc. (“TRPA”). Consists of 59,824,382 shares of Class A common stock beneficially owned by funds and accounts (severally and not jointly) that are advised or sub-advised by entities affiliated with TRPA. TRPA, as investment adviser, has dispositive and voting power with respect to the shares held by these funds and accounts. For purposes of the Securities Exchange Act of 1934, TRPA may be deemed to be the beneficial owner of these shares; however, TRPA expressly disclaims that it is, in fact, the beneficial owner of such securities. TRPA is a wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company. The principal business address of TRPA is 100 E. Pratt Street, Baltimore, MD 21202.
(9)Consists of (i) 148,584 shares of Class A common stock, and (ii) 40,740,447 shares of Class B common stock held by Mr. Bagnell.
(10)Consists of (i) 33,792 shares of Aurora Class A common stock held by Mr. Urmson, (ii) 451,335 shares of Class A common stock held by the Urmson 2022 Irrevocable Family Trust, of which Mr. Urmson is co-trustee, and (iii) 145,831,739 shares of Class B common stock held by Mr. Urmson.
(11)Consists of (i) 296,758 shares of Class A common stock, and (ii) 1,017,472 shares of Class A common stock issuable upon exercise of stock options exercisable within 60 days from March 5, 2024.
(12)Consists of (i) 301,685 shares of Class A common stock, and (ii) 583,333 shares of Class A common stock issuable upon exercise of stock options exercisable within 60 days from March 5, 2024.
(13)Consists of (i) 69,869 shares of Class A common stock, and (ii) 381,025 shares of Class A common stock issuable upon exercise of stock options exercisable within 60 days from March 5, 2024.
(14)Consists of (i) 29,244 shares of Class A common stock held by Mr. Anderson, (ii) 44,784,451 shares of Class B common stock held by Mr. Anderson, and (iii) 335 shares of Class B common stock held by the Anderson 2021 GRAT, of which Mr. Anderson is trustee.
(15)Consists of (i) 52,992 shares of Class A common stock held by Mr. Hoffman, (ii) 6,883,086 shares of Class A common stock held by Reinvent Sponsor Y LLC, (iii) 8,900,000 shares of Class A common stock issuable upon the exercise of private placement warrants held by Reinvent Sponsor Y LLC, (iv) 1,000,000 shares of Class A common stock held by Reprogrammed Interchange LLC, (v) 674,719 shares of Class A common stock held by Programmable Exchange LLC, and (vi) 782,088 shares of Class B common stock held by Thigmotropism LLC. Mr. Hoffman may be deemed to beneficially own shares held by Reinvent Sponsor Y LLC, Reprogrammed Interchange LLC, Programmable Exchange LLC and Thigmotropism LLC by virtue of his voting and investment power over such shares.
(16)Consists of shares of Class A common stock held by the Volpi-Cupal Family Trust UDT 4/5/00, of which Michelangelo Volpi is trustee. Mr. Volpi expressly disclaims Section 16 beneficial ownership of these securities, except to the extent of his pecuniary interest therein, if any.
(17)Consists of (i) 3,100 shares of Class A common stock, and (ii) 46,097 shares of Class A common stock issuable upon vesting of RSUs within 60 days from March 5, 2024.

RELATED PERSON TRANSACTIONS
The following is a description of each transaction since the beginning of our last fiscal year, and each currently proposed transaction, in which:
•we have been or are to be a participant;
•the amount involved exceeded or exceeds $120,000; and
•any of our directors (including director nominees), executive officers, or beneficial holders of more than 5% of any class of our voting securities, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.
Agreements with Employees, Directors and Officers
Employment Compensation
Sterling Anderson serves as a director and employee of the Company. In his capacity as an employee of Aurora, during the year ended December 31, 2023, Mr. Anderson received approximately $473,077 in annual salary. His total cash bonus for 2023 is approximately $304,000.
James Andrew Bagnell served as a director of the Company until January 2022, and currently serves as an employee of the Company. In his capacity as an employee of Aurora, during the year ended December 31, 2023, Mr. Bagnell received approximately $360,000 in annual salary. His total cash bonus for 2023 is approximately $287,846.
Marco Volpi, son of Michelangelo Volpi, a member of our board of directors, has been employed by Aurora since March 2022. In his capacity as an employee of Aurora and during the year ended December 31, 2023, Marco Volpi received approximately $146,154 in salary, 7,000 restricted stock units with an aggregate grant date fair value of $9,800, and 7,000 stock option awards with an aggregate grant date fair value of $5,317. His total cash bonus for 2023 is $28,350.
Director and Officer Indemnification
We have entered into indemnification agreements with each of our directors and executive officers. The limitation of liability and indemnification provisions included in our indemnification agreements that we have entered into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is, was, or is expected be, one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.
Other Related Person Transactions
Subscription Agreements
In connection with the Business Combination, on July 14, 2021, RTPY and certain third-party investors, including Neben Holdings, LLC, an affiliate of Uber and 5% holder of Aurora common stock, entered into the Subscription Agreements, pursuant to which such investors subscribed for, collectively, 100,000,000 shares of our Class A common stock, at $10.00 per share for an aggregate purchase price of $1,000,000,000 (the “PIPE Investment”). The PIPE Investment was consummated substantially concurrently with the closing of the Business Combination. Pursuant to the terms of the

Subscription Agreements, we are required to maintain an effective registration statement for the shares issued in the PIPE Investment.
On July 18, 2023, the Company and certain third-party investors, including Neben Holdings, LLC, an affiliate of Uber and 5% holder of Aurora common stock, and the Volpi-Cupal Family Trust UDT 4/5/00, an affiliate of Michelangelo Volpi, a member of our board of directors, entered into the Subscription Agreements, pursuant to which such investors subscribed for, collectively, 222,222,216 shares of our Class A common stock, at $2.70 per share for an aggregate purchase price of $600,000,000 (the “2023 PIPE Investment”). Neben Holdings, LLC subscribed for 370,370 shares of our Class A common stock pursuant to the 2023 PIPE Investment. The Volpi-Cupal Family Trust UDT 4/5/00 subscribed for 1,851,851 shares of our Class A common stock pursuant to the 2023 PIPE Investment. Pursuant to the terms of the Subscription Agreements, we are required to maintain an effective registration statement for the shares issued in the 2023 PIPE Investment.
Follow On Offering
On July 21, 2023, we completed an underwritten public offering (the “Public Offering”) of 73,333,333 shares of Class A common stock at a price of $3.00 per share, for proceeds of $212 million, net of transaction costs. Following the Public Offering, we issued an additional 10,999,999 shares of our Class A common stock in connection with the exercise of the underwriters’ over-allotment option, for proceeds of $32 million, net of transaction costs. Neben Holdings, LLC, an entity affiliated with Uber purchased 24,666,666 shares of our Class A common stock in the Public Offering.
Transactions with Amazon
Amazon.com NV Investment Holdings LLC (“Amazon”) is a beneficial owner of more than 5% of Aurora’s Class B common stock. In 2023, Aurora spent an aggregate of approximately $59.4 million with affiliates of Amazon for the online purchase of goods, for general cloud services and related tools, and for labeling services and the process and project management thereof. Between January 1, 2024 and February 29, 2024, Aurora spent an aggregate of approximately $11.9 million with affiliates of Amazon for the online purchase of goods and for general cloud services and related tools.
Collaboration Agreement with Toyota
In conjunction with the acquisition of Apparate USA LLC, a former subsidiary of Uber (“Apparate”) in January 2021, Legacy Aurora entered into a collaboration framework agreement with Toyota Motor Corporation (“Toyota”), with the intention of deploying the Aurora Driver into a fleet of Toyota Sienna vehicles, subject to further agreement of a collaboration project plan that was signed in August 2021 (the “Project Plan”). The Project Plan was subsequently amended pursuant to a series of amendments between August 2021 to March 2023. The first phase of the Project Plan was completed in 2022 and the company received no payments in the twelve months ended December 31, 2023.
We entered into a vehicle lease agreement with a Toyota affiliate in September 2021 with a total payment obligation of $1.24 million, and another vehicle lease agreement in April 2023 for an aggregate payment obligation of $0.9 million (collectively, “Toyota Vehicle Leases”), in each case for the lease of customized vehicles to support activities contemplated by our ride hailing product development work. Aurora paid approximately $0.6 million under these Toyota Vehicle Leases during the year ended December 31, 2023.
Master Subscription Agreement with Workday
We entered into a Master Subscription Agreement in April 2021 with Workday and related ancillary agreements subsequently (the “Workday Agreements”) for the provision of cloud-based software solutions. Carl Eschenbach, a former member of our board of directors, serves as a director of Workday and was appointed co-Chief Executive Officer of Workday in December 2022. Mr. Eschenbach resigned from our board of directors effective March 13, 2023. The Workday Agreements provide for payment obligations of approximately $2.5 million between April 2021 and April 2024. Aurora paid approximately $1.0 million under the Workday Agreements during the year ended December 31, 2023.

In January 2024, we entered into an early renewal order form to the Master Subscription Agreement with Workday, with an aggregate net payment amount of approximately $3.0 million covering the provision of services to the Company by Workday from January 2024 through January 2027.
Transactions with Uber
In February 2022, we entered into a Master Services Agreement, a Statement of Work No. 1 (the “Uber Labeling SOW”) and other ancillary agreements with Uber in connection with the management of our outsourced data labeling services. The Uber Labeling SOW was renewed and amended in January 2023. For the year ended December 31, 2023, we paid approximately $10.5 million to Uber under these agreements. We renewed again and further amended the Uber Labeling SOW in January 2024 with an increased hourly rate in response to local labor markets where the labeling services are performed. Between January 1, 2024 and February 29, 2024, we have paid approximately $1.6 million to Uber under these agreements.
Policies and Procedures for Related Person Transactions
We have adopted a formal, written policy regarding related person transactions. This written policy regarding related person transactions provides that a related person transaction is a transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships, in which we are a participant and in which a related person has, had or will have a direct or indirect material interest and in which the aggregate amount involved exceeds $120,000. For purposes of this policy, a related person means any of our executive officers and directors (including director nominees), in each case at any time since the beginning of our last fiscal year, or holders of more than 5% of any class of our voting securities, and any member of the immediate family of, or person sharing the household with, any of the foregoing persons.
Our audit committee has the primary responsibility for reviewing and approving, ratifying or disapproving related person transactions. In determining whether to approve, ratify or disapprove any such transaction, our audit committee will consider, among other factors, (1) whether the transaction is fair to us and on terms no less favorable than terms generally available to unaffiliated third parties under the same or similar circumstances, (2) the extent of the related person’s interest in the transaction, (3) whether there are business reasons for us to enter into such transaction, (4) whether the transaction would impair the independence of any of our non-employee directors, and (5) whether the transaction would present an improper conflict of interest for any of our directors or executive officers.
The policy grants standing pre-approval of certain transactions, including (1) certain compensation arrangements for our directors or executive officers, (2) transactions with another company at which a related person’s only relationship is as a non-executive employee, director or beneficial owner of less than 10% of that company’s shares, provided that the aggregate amount involved does not exceed the greater of $200,000 or 5% of such company’s total annual revenues, and the transaction is on terms no less favorable than terms generally available to unaffiliated third parties under the same or similar circumstances, (3) charitable contributions by us to a charitable organization, foundation or university at which a related person’s only relationship is as a non-executive employee or director, provided that the aggregate amount involved does not exceed the greater of $200,000 or 5% of such organization’s total annual receipts, (4) transactions where a related person’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis, and (5) any indemnification or advancement of expenses made pursuant to our organizational documents or any agreement (commercial, corporate, or otherwise). In addition to our policy, our audit committee charter provides that our audit committee shall review and approve or disapprove any related person transactions.

OTHER MATTERS
Stockholder Proposals or Director Nominations for 2025 Annual Meeting
If a stockholder would like us to consider including a proposal in our proxy statement for our 2025 annual meeting pursuant to Rule 14a-8 of the Exchange Act, then the proposal must be received by our corporate secretary at our principal executive offices on or before December 6, 2024. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:
Aurora Innovation, Inc.
Attention: Corporate Secretary
1654 Smallman Street
Pittsburgh, Pennsylvania 15222
Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal or nominate a director at an annual meeting, but do not seek to include the proposal or director nominee in our proxy statement. In order to be properly brought before our 2025 annual meeting, the stockholder must provide timely written notice to our corporate secretary, at our principal executive offices, and any such proposal or nomination must constitute a proper matter for stockholder action. The written notice must contain the information specified in our bylaws. To be timely, a stockholder’s written notice must be received by our corporate secretary at our principal executive offices:
•no earlier than 8:00 a.m., Eastern Time, on January 23, 2025, and
•no later than 5:00 p.m., Eastern Time, on February 22, 2025.
In the event that we hold our 2025 annual meeting more than 25 days before or after the one-year anniversary of this year’s annual meeting, then such written notice must be received by our corporate secretary at our principal executive offices:
•no earlier than 8:00 a.m., Eastern Time, on the 120th day prior to the day of our 2025 annual meeting, and
•no later than 5:00 p.m., Eastern Time, on the later of the 90th day prior to the day of the annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of the annual meeting is first made by us.
If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, then we are not required to present the proposal for a vote at such annual meeting.
Availability of Bylaws
A copy of our bylaws may be obtained by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires that our directors and executive officers, and persons who own more than 10% of our common stock, file reports of ownership and changes in ownership with the SEC. Based on our review of such filings and written representations from certain reporting persons that no Form 5 is required, we believe that during the fiscal year ended December 31, 2023, all directors, executive officers and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them.

2023 Annual Report
Our financial statements for our fiscal year ended December 31, 2023 are included in our annual report, which we will make available to stockholders at the same time as this proxy statement. Our proxy materials and our annual report are posted on our website at aurora.tech and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report, free of charge, by sending a written request to Aurora Innovation, Inc., 1654 Smallman Street, Pittsburgh, Pennsylvania 15222, Attention: Investor Relations.
Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement, and references to our website address in this proxy statement are inactive textual references only.
* * *
The board of directors does not know of any other matters to be presented at the annual meeting. If any additional matters are properly presented at the annual meeting, the persons named in the proxy will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.
It is important that your shares be represented at the annual meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote as promptly as possible to ensure your vote is recorded.
THE BOARD OF DIRECTORS
Pittsburgh, Pennsylvania
[•], 2024

APPENDIX A

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
AURORA INNOVATION, INC.

(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware)

Aurora Innovation, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

1.The name of the Corporation is Aurora Innovation, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 3, 2021 (the “Certificate of Incorporation”).

2.Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “General Corporation Law”), this Certificate of Amendment to the Certificate of Incorporation (this “Certificate of Amendment”) amends the provisions of the Certificate of Incorporation.

3.Pursuant to Section 242 of the General Corporation Law, the Board of Directors of the Corporation duly adopted resolutions setting forth the terms and provisions of this Certificate of Amendment, declaring the terms and provisions of this Certificate of Amendment to be advisable, and directing that the terms and provisions of this Certificate of Amendment be submitted to and considered by the stockholders of the Corporation for approval.

4.The Certificate of Incorporation is hereby amended by amending and restating Article IX in its entirety as follows:

“Article IX
To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists or hereafter may be amended. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director or officer, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Neither any amendment, repeal nor elimination of this Article IX, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article IX, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director or officer of the Corporation existing at the time of such amendment, repeal, elimination or adoption of such an inconsistent provision.”

5.The terms and provisions of this Certificate of Amendment have been duly approved by the holders of the required number of shares of outstanding capital stock of the Corporation entitled to vote thereon pursuant to Section 242 of the General Corporation Law.

* * *

This Certificate of Amendment shall be effective at [•] [a.m. / p.m.] Eastern Time on [•], 2024.

IN WITNESS WHEREOF, this Certificate of Amendment is duly executed by the undersigned officer of the Corporation on [•] , 2024.

By: ___________________________________
Name:
Title:
A-1

PRELIMINARY PROXY CARD - SUBJECT TO COMPLETION

AURORA INNOVATION, INC
1654 SMALLMAN STREET
PITTSBURGH, PA 15222

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 22, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/AUR2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 22, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V34956-P04250 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

AURORA INNOVATION, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Withhold
1a. Brittany Bagley	☐	☐
1b. Reid Hoffman	☐	☐
1c. Claire D'Oyly-Hughes Johnson	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. Approval of amendment to the Company's Certificate of Incorporation to reflect recently adopted Delaware law provisions regarding officer exculpation.	☐	☐	☐
3. Approval, on an advisory basis, of the compensation of the Company's named executive officers.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 Year	2 Years	3 Years	Abstain
4. Approval, on an advisory basis, of the frequency of future stockholder advisory votes on the compensation of the Company's named executive officers.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
5. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for fiscal year 2024.	☐	☐	☐

NOTE: In their discretion, each of the proxies is authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

PRELIMINARY PROXY CARD - SUBJECT TO COMPLETION

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V34957-P04250

AURORA INNOVATION, INC.
Annual Meeting of Stockholders
May 23, 2024 1:00 PM Eastern Time
This proxy is solicited by the Board of Directors

The undersigned hereby appoints David Maday and Nolan Shenai, jointly and severally, as Proxies, each with the power to appoint his substitute, and hereby authorizes each or both of them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of Aurora Innovation, Inc., held of record by the undersigned on April 1, 2024, at the Annual Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/AUR2024 on Thursday, May 23, 2024, at 1:00 PM Eastern Time, or any adjournment or postponement thereof. None of the matters to be acted upon, each of which has been proposed by Aurora Innovation, Inc., is related to or conditioned on the approval of other matters.

This proxy when properly executed will be voted in accordance with the specifications made herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR proposals 1, 2, 3 and 5 and 1 YEAR for proposal 4.

Continued and to be signed on reverse side